EXHIBIT 2.1

AGREEMENT OF MERGER

BY AND AMONG

LIVE NATION, INC.,

SNI ACQUISITION MERGER SUBSIDIARY I, INC.,

SNI ACQUISITION MERGER SUBSIDIARY II, INC.,

SIGNATURES SNI, INC.,

DELL R. FURANO

AND

FURANO REVOCABLE TRUST

Dated as of November 14, 2007
TABLE OF CONTENTS

Page

EXHIBITS
Exhibit A Exhibit B-1 Exhibit B-2 Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G	Definitions and Defined Terms
Certificate of Merger
Agreement of Merger
Form of Pledge Agreement
Form of Furano Employment Agreement
Registration Rights Agreement
Assignment and Assumption Agreement
Working Capital Procedures and Sample Calculation

SCHEDULES

Schedule 2.13	Fish Option Agreement
Schedule 3.3(a)	Conflicts
Schedule 3.3(b)	Consents of Third Parties
Schedule 3.4(b)	Options, Warrants and other Equity Securities
Schedule 3.4(c)	Preemptive Rights; Rights of First Refusal
Schedule 3.5(a)	Acquired Subsidiaries
Schedule 3.5(d)	Liens on Subsidiary Shares
Schedule 3.5(e)	Acquired Subsidiaries Preemptive Rights; Rights of First Refusal
Schedule 3.6(a)	Financial Statements
Schedule 3.6(b)	Accounting Claims
Schedule 3.7	Other Liabilities
Schedule 3.8	Absence of Certain Developments
Schedule 3.9	Taxes
Schedule 3.10	Real Property
Schedule 3.11	Tangible Personal Property
Schedule 3.12(a)	Intellectual Property Owned or Exclusively Licensed by Acquired Companies
Schedule 3.12(b)	Other Owners of Intellectual Property
Schedule 3.12(c)	Liens on Intellectual Property
Schedule 3.12(d)	Third Party IP Infringement Claims
Schedule 3.12(e)	Acquired Companies’ IP Infringement Claims
Schedule 3.13(a)	Material Contracts
Schedule 3.13(b)	Issues with Material Contracts
Schedule 3.13(c)	Audits of Material Contracts
Schedule 3.14(a)	Employee Benefit Plans
Schedule 3.14(c)	Employee Benefit Plan Contributions
Schedule 3.14(h)	Severance and Termination Pay Policies
Schedule 3.15	Employment Claims/Actions
Schedule 3.16	Litigation
Schedule 3.17	Compliance with Laws
Schedule 3.18	Environmental Matters
Schedule 3.19	Transactions with Affiliates
Schedule 3.20	Fees and Expenses of Brokers and Others
Schedule 3.21	Insurance
Schedule 3.22	Artist Agreements
Schedule 3.23	Bank Accounts
Schedule 3.25	Sufficiency of Assets
Schedule 3.26	Product Liability
Schedule 3.28	Accounts Receivable
Schedule 4.4(a)	Conflicts of the Company Stockholder or Furano
Schedule 4.4(b)	Consents of Third Parties for Company Stockholder or Furano
Schedule 5.1	Liens of Parent
Schedule 5.3(a)	Conflicts of Parent, Merger Subsidiary or Sister Subsidiary
Schedule 5.3(b)	Consents of Third Parties for Parent, Merger Subsidiary or Sister Subsidiary
Schedule 6.2	Permitted Activities
Schedule 6.2(k)(iii)	Key Employee Agreements
Schedule 7.14(a)	Artist Advances
Schedule 7.14(h)	Winterland Advances
Schedule 7.17	Summary of Employment Terms
Schedule 8.2(d)	Required Third Party Consents
Schedule 9.1(a)	Special Indemnities

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”), dated as of November 14, 2007, by and among LIVE NATION, INC., a Delaware corporation (“Parent”), SNI ACQUISITION MERGER SUBSIDIARY I, INC., a Delaware corporation and indirect, wholly-owned subsidiary of Parent (“Merger Subsidiary”), SNI ACQUISITION MERGER SUBSIDIARY II, INC., a Delaware corporation and indirect, wholly-owned subsidiary of Parent (“Sister Subsidiary”), SIGNATURES SNI, INC., a California corporation (the “Company”), DELL R. FURANO (“Furano”) and FURANO REVOCABLE TRUST (the “Company Stockholder”), recites and provides as follows:

RECITALS

WHEREAS, Parent, Merger Subsidiary, the Company, Furano and the Company Stockholder have agreed to enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the California Corporations Code, as amended (the “CCC”);

WHEREAS, the respective Boards of Directors of each of Parent, Merger Subsidiary, Sister Subsidiary and the Company have approved this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger, in each case, subject to the terms and conditions hereof;

WHEREAS, the respective Boards of Directors of each of Merger Subsidiary, Sister Subsidiary and the Company have unanimously recommended to their respective sole stockholder the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby, subject to the terms and conditions hereof;

WHEREAS, the Board of Directors of Parent has approved the issuance of the Parent Common Stock (as defined below) in connection with the Merger, subject to the terms and conditions hereof;

WHEREAS, the Company Stockholder has agreed, on the terms and subject to the terms and conditions herein, to vote all outstanding shares of the Class A Common Stock and Class B Common Stock of the Company (the “Common Stock”), owned by it, which represents all of the issued and outstanding capital stock of the Company, to approve this Agreement and the transactions contemplated hereby;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger (as defined below), taken together, qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated and the rulings issued thereunder (“Reorganization”); and

WHEREAS, Parent, Merger Subsidiary, Sister Subsidiary, the Company, Furano and the Company Stockholder desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions and Defined Terms. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in Exhibit A.

Section 1.2 Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes” and “including” shall be deemed for all purposes hereunder to be followed by “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrases “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.

Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States Dollars.

All accounting terms used and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at Closing the parties hereto shall cause the Merger to be consummated by (a) executing and delivering a certificate of merger (the “Certificate of Merger”), substantially in the form attached hereto as Exhibit B-1, which, together with this Agreement or an appropriate plan of merger, shall be filed at Closing with the Secretary of State of the State of Delaware in accordance with the DGCL, and (b) executing and delivering an agreement of merger (“Agreement of Merger”), substantially in the form attached hereto as Exhibit B-2, which together with an officers certificate of each party shall be filed at Closing with the Secretary of State of the State of California, along with all other required documents, in accordance with the CCC. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with, and with the effects provided in, the applicable provisions of the DGCL and the CCC. The Company shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) resulting from the Merger and as a result shall become a wholly owned subsidiary of LN Acquisition Holdco LLC, a Delaware limited liability company (“LN HoldCo”), shall continue to be governed by the Laws of the State of California and shall succeed to and assume all of the rights and obligations of Merger Subsidiary, and the separate corporate existence of Merger Subsidiary shall cease.

Section 2.2 Effective Time. The Merger shall become effective upon (i) the Agreement of Merger having been accepted for filing by the Secretary of State of the State of California or (ii) at such later time as is set forth in the Agreement (the “Effective Time”). The Merger shall have the effects set forth in Section 1107 of the CCC.

Section 2.3 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the earlier of (i) a time and on a date mutually agreed upon by the parties hereto and (ii) 10:00 a.m., New York time, on the third Business Day following the date on which all of the conditions to the obligations of the parties set forth in Article VIII (other than the conditions to be satisfied at Closing) have been satisfied or waived as provided therein. The Closing shall take place at the offices of Greenberg Traurig, P.A., located at 1221 Brickell Avenue, Miami, Florida 33131, unless another time, date or place is agreed to in writing by the parties hereto. Subject to the provisions of Article X, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 2.3 shall not result in the termination of this Agreement or relieve any party of any obligation under this Agreement. Notwithstanding the time and date upon which the Closing actually occurs, for purposes of determining a change in control in accordance with GAAP, if the Closing occurs on any day of a calendar month other than the first, then the Closing shall be deemed to have occurred and become effective as of 12:01 a.m. EST on the first day of such calendar month. Notwithstanding anything to the contrary set forth herein and for purposes of clarity, the Closing Date Balance Sheet shall be prepared and determined as of the date upon which Closing actually occurs, without regard to the previous sentence.

Section 2.4 Subsequent Merger. (a) Immediately following the Effective Time and in accordance with the CCC and the DGCL, Parent will cause the Surviving Corporation to merge with and into Sister Subsidiary and the separate corporate existence of the Surviving Corporation shall thereupon cease (the “Subsequent Merger”). Sister Subsidiary shall be the surviving corporation in the Subsequent Merger, and shall succeed to and assume all the rights and obligations of the Surviving Corporation in accordance with Section 1107 of the CCC.

(b) At the effective time of the Subsequent Merger and without any further action on the part of the Surviving Corporation, Parent, Sister Subsidiary or any holder of any capital stock of the Surviving Corporation, Parent or Sister Subsidiary, each share of Common Stock of the Surviving Corporation issued and outstanding immediately prior to the effective time of the Subsequent Merger shall continue as one share of common stock, par value $.0001 per share, of Sister Subsidiary, which shall constitute the only outstanding shares of capital stock of Sister Subsidiary.

(c) After the Subsequent Merger, references herein to the Surviving Corporation shall refer to Sister Subsidiary.

(d) This Agreement is intended to constitute a “plan of reorganization” with respect to the Merger and Subsequent Merger, taken together, for United States federal income tax purposes pursuant to which, for such purposes, the Merger and the Subsequent Merger, taken together, are to be treated as a “reorganization” under Section 368(a) of the Code (to which each of Parent, Sister Subsidiary and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Sister Subsidiary with the Common Stock converted in such merger into the right to receive the consideration provided for hereunder.

Section 2.5 Certificate of Incorporation and Bylaws. (a) At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation. At the effective time of the Subsequent Merger, the certificate of incorporation of Sister Subsidiary, as in effect immediately prior to such effective time, shall be the Certificate of Incorporation of Sister Subsidiary until thereafter changed or amended as provided therein or by applicable Law (the “Certificate of Incorporation”), except that Article I thereof shall be amended, by the filing of a certificate of merger or other appropriate documents, to read in its entirety as follows: “The name of the corporation is Signatures SNI, Inc.”

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be the bylaws of the Surviving Corporation. At the effective time of the Subsequent Merger, the bylaws of Sister Subsidiary, as in effect immediately prior to such effective time, shall be the bylaws of Sister Subsidiary until thereafter changed or amended as provided therein or by applicable Law (the “Bylaws”).

Section 2.6 Board of Directors. The Board of Directors of Merger Subsidiary immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation at the Effective Time. The Board of Directors of Sister Subsidiary immediately prior to the effective time of the Subsequent Merger shall be the Board of Directors of Sister Subsidiary at such effective time, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.7 Management. The officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time. The officers of Sister Subsidiary immediately prior to the effective time of the Subsequent Merger shall be the officers of Sister Subsidiary at such effective time, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.8 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of capital stock of Parent, Merger Subsidiary or the Company:

(a) Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall become one share of common stock, without par value, of the Surviving Corporation and shall constitute the only issued and outstanding shares of stock of the Surviving Corporation.

(b) The Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon surrender of the certificates formally representing all such shares of Common Stock (the “Certificates”), the Closing Date Merger Consideration. As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the Company Stockholder shall cease to have any rights with respect thereto, except the right to receive the Closing Date Merger Consideration to be paid and delivered in consideration therefor upon surrender of each such Certificate in accordance with Section 2.10, without interest.

(c) Each share of capital stock of the Company that is owned by the Company directly or indirectly shall automatically be retired and cease to be outstanding, and no Closing Date Merger Consideration will be delivered or deliverable in exchange therefor.

Section 2.9 Merger Consideration. The Company Stockholder will receive the following:

(a) The total cash consideration payable on the Closing Date by Parent to the Company Stockholder in respect of the Common Stock shall be an amount equal to $30,000,000 (the “Cash Merger Consideration”), which amount will be increased or decreased in accordance with the adjustment procedures set forth in Section 2.11, if applicable. Payment of the Cash Merger Consideration shall be made by wire transfer of immediately available funds to an account designated in writing by the Company Stockholder.

(b) Subject to Section 7.14(e), 1,561,727 shares (the “Stock Consideration” and together with the Cash Merger Consideration, the “Closing Date Merger Consideration”) of validly issued, fully paid and nonassessable shares of common stock, par value $0.01, of Parent (the “Parent Common Stock”), calculated by dividing $30,000,000 by the average closing sales price of the Parent Common Stock on the New York Stock Exchange (as reported in the Wall Street Journal) for the twenty Business Day period ending on the Business Day immediately prior to the date hereof (the “Stock Value”); provided, however, that Parent shall pay to the Company Stockholder an amount in cash equal to the fractional share of Parent Common Stock that would otherwise have been issued to the Company Stockholder in accordance with this Section 2.9(b). Such consideration, if any, shall be deemed to be Closing Date Merger Consideration. The Closing Date Merger Consideration may be increased or decreased in accordance with the adjustment procedures set forth in Section 2.11, if applicable.

(c) Earn-Out Payments.

(i) Parent shall pay the Company Stockholder a contingent payment (the “Earn-Out Payment”) as determined pursuant to this Section 2.9(c) at the time, in the manner and to the extent the Earn-Out Payment is earned pursuant to the following:

(A) if the average annual EBITDA of the Business during the three calendar years ending December 31, 2010 (the “Earn-Out Period”) is greater than or equal to $13,680,333, the Earn-Out Payment will be $20,000,000;

(B) if the average annual EBITDA of the Business during the Earn-Out Period is greater than or equal to $10,347,000 but less than $13,680,333, the Earn-Out Payment will be $10,000,000; and

(C) if the average annual EBITDA of the Business during the Earn-Out Period is greater than or equal to $9,739,600 but less than $10,347,000, the Earn-Out Payment will be $5,000,000.

For purposes of clarity, if the average annual EBITDA of the Business during the Earn-Out Period is less than $9,739,600 then there will be no Earn-Out Payment.

(ii) The Earn-Out Payment, if earned, will be due and payable from Parent to the Company Stockholder on April 30, 2011 (the “Earn-Out Payment Date”). In connection with the payment of the Earn-Out Payment (or absence thereof, if applicable), Parent shall in good faith prepare and deliver to the Company Stockholder a schedule setting forth a detailed computation of the EBITDA of the Acquired Companies during the Earnout Period, and a copy of the financial information from the books and records of the Acquired Companies used in making such computation. The Company Stockholder shall have forty-five (45) days from the date of receipt of the Parent’s determination of the Earn-Out Payment (the “Earn-Out Determination”) to review the Earn-Out Determination. In connection with the Company Stockholder’s review of the Earn-Out Determination, Parent will make available to the Company Stockholder and its auditors or other advisors (if any) all records and work papers relating to the Acquired Companies and the Earn-Out Determination that the Company Stockholder and its auditors or other advisors (if any) reasonably request in reviewing the Earn-Out Determination. In the event that the Company Stockholder reasonably and in good faith disagrees with the Earn-Out Determination, the Company Stockholder shall deliver written notice of such disagreement to Parent, which notice shall include the Company Stockholder’s reasonably detailed explanation of the basis of the disagreement and a reasonably detailed calculation of the Earn-Out Payment (an “Objection Notice”). If the Company Stockholder has delivered an Objection Notice to Parent, Parent on the one hand and the Company Stockholder on the other hand will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after Parent has received the Objection Notice, the Company Stockholder or Parent will submit the matter to Ernst & Young LLP or, if such firm is not independent of the parties or their respective Affiliates or is unable or unwilling to act, such other nationally recognized independent accounting firm as shall be agreed upon by the parties in writing (the “Firm”) to resolve any remaining disagreements. Parent on the one hand and the Company Stockholder on the other hand will direct the Firm to use its commercially reasonable best efforts to render a determination within thirty (30) days of submitting the matters to it for resolution and the Company Stockholder and Parent and their respective agents will cooperate with the Firm during its resolution of any disagreements included in the Objection Notice. The Firm will consider only those items and amounts set forth in the Objection Notice that Parent on the one hand and the Company Stockholder on the other hand are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The fees and expenses of the Firm, and the cost of any arbitration (including the fees of the Firm and reasonable attorney fees and expenses of the parties) incurred pursuant to this Section 2.9(c), shall be paid by Parent and the Company Stockholder in inverse proportion as they may prevail on matters resolved by the Firm, which proportionate allocation shall be determined by the Firm. The determination of the Firm as to any disputed matters shall be set forth in a written statement delivered to Parent and the Company Stockholder and shall be final, conclusive and binding on the parties. The Earn-Out Determination as (x) delivered by Parent if no Objection is raised as set forth above, (y) agreed to by the Company Stockholder and Parent or (z) determined by the Firm, as applicable, shall be conclusive and binding on all of the parties hereto.

(iii) The Earn-Out Payment, if any, shall be made by the issuance by Parent to the Company Stockholder of validly issued, fully paid and nonassessable shares of Parent Common Stock, to be registered for resale by Parent no later than the 90th day following the Earn-Out Payment Date, in an amount of shares equal to the Earn-Out Payment divided by the average closing price of the Parent Common Stock on the New York Stock Exchange (as reported in the Wall Street Journal) during the twenty trading day period ending on the Business Day immediately prior to the Earn-Out Payment Date.

(iv) For purposes of this Section 2.9(c), EBITDA shall be defined as earnings before interest, taxes, depreciation, and amortization, as calculated in accordance with GAAP. If any of the lines of the “Online/Website Business” (as defined in the definition of Business) are moved to a division of LiveNation other than Artist Nation, the Company Stockholder and Parent shall in good faith agree upon an equitable adjustment to EBITDA for the remainder of the Earn-Out Period.

(v) During the period commencing on the Closing Date and ending upon the final determination and payment of the Earn-Out Payment (if any), Parent shall, and shall cause the Acquired Companies and any other subsidiaries of Parent to, (i) prepare standalone financial statements of the Business for the purpose of calculating the amount of the Earn-Out Payment, if any, (ii) maintain at all times accurate books and records sufficient for the calculation of the Earn-Out Payment, and (iii) provide to the Company Stockholder, during normal business hours upon reasonable advance notice, reasonable access to all artist contracts and other materials and records reasonably required and relating to the calculation of the Earn-Out Payment. If prior to the end of the Earn-Out Period, Parent, any of the Acquired Companies, or any other subsidiary of Parent shall take any Adjustment Action (as hereinafter defined), Parent shall promptly notify the Company Stockholder, and the Company Stockholder and Parent shall promptly commence negotiations in which they shall use their good faith best efforts to make an equitable adjustment to compensate the Company Stockholder for any effect such Adjustment Action may have on the Earn-Out Payment. If the Company Stockholder and Parent are unable to reach an agreement within thirty (30) days after receipt of Parent’s notification, the Firm, upon the request of either of Parent or the Company Stockholder (with notice to the other parties) and after consideration of all written and oral submissions from Parent and the Company Stockholder, shall determine the adjustment that is appropriate to compensate for any effect such Adjustment Action may have on the Earn-Out Payment. Such determination shall be binding on the parties. The fees, costs and expenses of the Firm shall be borne equally by the Company Stockholder, on the one hand, and Parent, on the other hand. For purposes of this Section 2.9(c), the term “Adjustment Action” shall mean any of the following actions, if taken by Parent, any of the Acquired Companies, or any other subsidiary of Parent in a manner that would render impractical the determination, or have a material adverse effect on, the Earn-Out Payment: (a) a merger, consolidation, spin-off, other restructuring or reorganization, or dissolution of Parent, any of the Acquired Companies or any other subsidiary of Parent; and/or (b) a sale of any assets of any Acquired Company.

Section 2.10 Transactions at Closing; Exchange of Certificates; Exchange Agent. (a) At the Closing: (i) the parties shall cause to be delivered to the Secretaries of State of the States of California and Delaware duly executed and verified copies of the Certificate of Mergers as required by the CCC and the DGCL to effect the Merger and the Subsequent Merger, and take such further actions as may be required by the DGCL and the CCC to make the Merger and the Subsequent Merger effective upon the terms and subject to the conditions set forth in this Agreement; (ii) the parties shall deliver or cause their Affiliates to deliver, each other the respective agreements, and other documents and instruments specified herein, including the documents and instruments specified in Article VIII to be delivered as a condition precedent to Closing; and (iii) Parent shall cause the Closing Date Merger Consideration to be delivered to the Company Stockholder as follows: (x) the Closing Date Cash Merger Consideration by wire transfer of immediately available funds to an account designated by the Company Stockholder, and (y) stock certificates representing the Stock Consideration (the “Parent Stock Certificates”). All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except for any of same as to which the party entitled to the benefit thereof has expressly waived satisfaction or performance thereof as a condition precedent to the Closing).

(b) All Merger consideration paid upon the surrender of the Certificates in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were issued and outstanding immediately prior to the Effective Time of the Merger.

Section 2.11 Adjustment to Initial Merger Consideration. (a) Delivery of Estimated Closing Balance Sheet. (i) At least two (2) Business Days prior to the Closing, Furano and the Company Stockholder will, in good faith and in accordance with the terms of this Section 2.11, cause to be prepared and delivered to Parent an estimated closing balance sheet of the Company as of immediately prior to the Closing (the “Estimated Closing Balance Sheet”), prepared in accordance with GAAP, which Estimated Closing Balance Sheet shall include a reasonably detailed estimation of Working Capital as of immediately prior to the Closing (“Estimated Working Capital”). A “Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Working Capital exceeds the Required Working Capital. A “Working Capital Deficiency” shall exist when (and shall be equal to the amount by which) the Required Working Capital exceeds the Estimated Working Capital. At Closing, the Cash Merger Consideration and Stock Merger Consideration shall be increased in the aggregate by the amount of any Working Capital Overage or decreased by the amount of any Working Capital Deficiency, as the case may be (as increased or decreased, the “Closing Date Cash Merger Consideration” and the “Closing Date Stock Consideration,” respectively); where 40 percent of such increase or decrease shall be represented by Parent Common Stock valued at the Stock Value and 60 percent of such increase or decrease shall be represented by Cash (the “Stock/Cash Adjustment Ratio”).

(ii) If Parent reasonably and in good faith disputes the Estimated Closing Balance Sheet, the Estimated Working Capital, or the calculation of the Closing Date Cash Merger Consideration, Parent may withhold shares of Parent Common Stock and cash from the Closing Date Stock Consideration and the Closing Date Cash Merger Consideration at the Stock/Cash Adjustment Ratio which in the aggregate equals the disputed amount; provided that the Closing will take place in accordance with the terms hereof, and the payment of any such disputed amount shall be resolved in accordance with Section 2.11(c) and (d).

(b) Delivery of Final Closing Balance Sheet. Within ninety (90) days following the Closing, the Surviving Corporation will, in good faith and in accordance with the terms of this Section 2.11, prepare and deliver to the Company Stockholder a statement (the “Final Closing Statement”), setting forth (i) its good faith calculation of the Closing Date Cash Merger Consideration and Closing Date Stock Consideration (the “Final Cash Merger Consideration” and the “Final Stock Consideration,” respectively and together, the “Final Merger Consideration”), determined under the same principals as those of Section 2.11(a) and (ii) a balance sheet of the Company (the “Final Closing Balance Sheet”) prepared in accordance with GAAP, which shall include the Working Capital of the Company as of the Closing Date (the “Adjusted Working Capital”).

(c) Review of Initial Balance Sheet; Objection. The Company Stockholder shall have forty-five (45) days from the date of receipt of the Final Closing Balance Sheet to review the computation of Adjusted Working Capital reflected on the Final Closing Balance Sheet and the Final Cash Merger Consideration and the Final Stock Consideration. In connection with the review of the Final Closing Balance Sheet, Parent and the Surviving Corporation will make available to the Company Stockholder and its auditors or other advisors (if any) all records and work papers relating to the Surviving Corporation and the calculation of Final Cash Merger Consideration and Final Stock Consideration that the Company Stockholder and its auditors or other advisors (if any) reasonably request in reviewing the Final Closing Balance Sheet. In the event that the Company Stockholder reasonably and in good faith disagrees with the Final Closing Balance Sheet and/or the amount of Adjusted Working Capital or the Final Cash Merger Consideration or the Final Stock Consideration as calculated, the Company Stockholder shall deliver written notice of such disagreement to Parent and the Surviving Corporation, which notice shall include the Company Stockholder’s reasonably detailed explanation of the basis of the disagreement and a reasonably detailed calculation of Adjusted Working Capital and the Final Cash Merger Consideration and the Final Stock Consideration (an “Objection Notice”). If the Company Stockholder has delivered an Objection Notice to Parent and the Surviving Corporation, Parent on the one hand and the Company Stockholder on the other hand will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after Parent has received the Objection Notice, the matter will be submitted to the Firm to resolve any remaining disagreements. Parent on the one hand and the Company Stockholder on the other hand will direct the Firm to use its commercially reasonable best efforts to render a determination within thirty (30) days of submitting the matters to it for resolution and the Surviving Corporation, the Company Stockholder and Parent and their respective agents will cooperate with the Firm during its resolution of any disagreements included in the Objection Notice. The Firm will consider only those items and amounts set forth in the Objection Notice that Parent on the one hand and the Company Stockholder on the other hand are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The fees and expenses of the Firm, and the cost of any arbitration (including the fees of the Firm and reasonable attorney fees and expenses of the parties) incurred pursuant to this Section 2.11(c), shall be paid by Parent and the Company Stockholder in inverse proportion as they may prevail on matters resolved by the Firm, which proportionate allocation shall be determined by the Firm. The determination of the Firm as to any disputed matters shall be set forth in a written statement delivered to Parent, the Surviving Corporation and the Company Stockholder and shall be final, conclusive and binding on the parties.

(d) Final and Binding Determination.

(i) The Final Closing Balance Sheet, the Adjusted Working Capital as of immediately prior to the Closing, the Final Cash Merger Consideration and the Final Stock Consideration as agreed to by the Surviving Corporation, the Company Stockholder and Parent or as determined by the Firm, as applicable, each shall be conclusive and binding on all of the parties hereto and shall be deemed the “Actual Closing Balance Sheet”, “Actual Working Capital,” “Adjusted Cash Merger Consideration” and “Adjusted Stock Consideration,” respectively, for all purposes herein.

(ii) The “Purchase Price Adjustment” shall equal the amount by which the sum of the Adjusted Cash Merger Consideration and the Adjusted Stock Consideration (valued using the Stock Value) is more or less than the sum of the Closing Date Cash Merger Consideration and the Closing Date Stock Consideration (valued using the Stock Value).

(iii) If the sum of the Adjusted Cash Merger Consideration and the Adjusted Stock Consideration (valued using the Stock Value) is greater than the sum of the Closing Date Cash Merger Consideration and the Closing Date Stock Consideration (valued using the Stock Value), Parent shall, within ten (10) Business Days after the determination of the Actual Closing Balance Sheet, (A) pay the Company Stockholder the Purchase Price Adjustment in the Stock/Cash Adjustment Ratio plus any cash withheld pursuant to Section 2.11(a)(ii) in cash by wire transfer of immediately available funds to an account of the Company Stockholder specified in writing by the Company Stockholder to Parent, and (B) shall issue to the Company Stockholder a certificate representing any shares of Parent Common Stock withheld pursuant to Section 2.11(a)(ii).

(iv) If the sum of the Adjusted Cash Merger Consideration and the Adjusted Stock Consideration (valued using the Stock Value) is less than the sum of the Closing Date Cash Merger Consideration and the Closing Date Stock Consideration (valued using the Stock Value) and

(A) no Closing Date Cash Merger Consideration or Parent Common Stock was withheld pursuant to Section 2.11(a)(ii), the Company Stockholder and Furano shall jointly and severally pay Parent the Purchase Price Adjustment in the Stock/Cash Adjustment Ratio within ten (10) Business Days after the determination of the Actual Closing Balance Sheet.

(B) any of the Closing Date Cash Merger Consideration and the Closing Date Stock Consideration was withheld pursuant to Section 2.11(a)(ii) and the Purchase Price Adjustment is greater than such amount withheld (in the case of withheld Parent Common Stock, such Parent Common Stock to be valued using the Stock Value), the Company Stockholder and Furano shall jointly and severally pay Parent such excess amount in the Stock/Cash Adjustment Ratio within ten (10) Business Days after the determination of the Actual Closing Balance Sheet.

(C) any of the Closing Date Cash Merger Consideration and the Closing Date Stock Consideration was withheld pursuant to Section 2.11(a)(ii) and such amount withheld (in the case of withheld Parent Common Stock, such Parent Common Stock to be valued using the Stock Value) is greater than the Purchase Price Adjustment, Parent shall pay the Company Stockholder an amount of cash and Parent shall issue to the Company Stockholder a certificate representing a number of shares of Parent Common Stock with an aggregate value equal to such excess amount in the Stock/Cash Adjustment Ratio (in the case of withheld Parent Common Stock, such Parent Common Stock to be valued using the Stock Value) within ten (10) Business Days after the determination of the Actual Closing Balance Sheet.

Any cash payment made pursuant to this Section 2.11(d)(iv) shall be made by wire transfer in immediately available funds to an account of the recipient specified in writing by the recipient to the payor.

(e) Adjustments to Stock Consideration. Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the issued and outstanding Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Closing Date Stock Consideration, the Final Stock Consideration and any other similarly dependent items, as the case may be, shall be equitably and appropriately adjusted to provide to the Company Stockholder the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Closing Date Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

Section 2.12 Withholding Taxes. Parent, Company or the Surviving Corporation (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to the Company Stockholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, provided, however, that Parent shall not withhold any Tax unless it has given the Company Stockholder at least five Business Days’ notice of its intention to withhold, the reason for the withholding and the amount to be withheld, except that if Parent in good faith proposes to withhold any Tax after the beginning of that five day period and the Company Stockholder does not agree to that withholding, the Company Stockholder shall fully indemnify the Parent on an after-Tax basis for the amount of any Tax or other amount payable by Parent by reason of not withholding. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder and (ii) Parent, Company or the Surviving Corporation (as appropriate) shall provide to the Company Stockholder written notice of the amounts so deducted or withheld.

Section 2.13 Fish Option Agreement. At Closing, Parent shall pay to Richard Fish the amount set forth on Schedule 2.13 and the Closing Date Merger Consideration shall be decreased accordingly by such amount in the Stock/Cash Adjustment Ratio.

Section 2.14 Further Action. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Company and Merger Subsidiary, then the Surviving Corporation and its proper officers and directors, in the name and on behalf of Company and Merger Subsidiary, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things commercially reasonable and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Company and Merger Subsidiary or otherwise to take any and all such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, FURANO

AND THE COMPANY STOCKHOLDER

The Company, Furano and the Company Stockholder jointly and severally represent and warrant as follows:

Section 3.1 Organization and Good Standing. Each of the Acquired Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Acquired Companies is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not be material to the business of the Acquired Companies, taken as a whole. The Company has delivered or made available in the Data Room to Parent (i) complete and correct copies of its articles or certificates of incorporation, and (ii) its by-laws, which in each case are in full force and effect.

Section 3.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby and performance hereof and thereof have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Company Documents will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 3.3 Conflicts; Consents of Third Parties. (a) Except as set forth on Schedule 3.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (i) violate, conflict with or result in a breach of the articles or certificate of incorporation or by-laws of any of the Acquired Companies; (ii) conflict with, or result in any violation of, material breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, or loss of any material benefit under, any provision of any Material Contract, or Permit to which any of the Acquired Companies is a party or by which any of the properties or assets of any of the Acquired Companies are bound, affected or cause the creation of any Lien upon any of the assets of any of the Acquired Companies; (iii) subject to obtaining the consents listed in Schedule 3.3(b), conflict with or violate any Order of any Governmental Authority applicable to any of the Acquired Companies or by which any of the properties or assets of any of the Acquired Companies are bound, affected; or (iv) conflict with any Law applicable to any Acquired Company or its assets or properties.

(b) Except as set forth on Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of any of the Acquired Companies in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (ii) required filing of the Certificate of Merger with the Secretary of State of the State of California, (iii) filings in compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) or the competition laws of any applicable foreign jurisdiction, and (iv) those that may be required by the nature of the business or ownership of Parent or its Affiliates.

Section 3.4 Capitalization. (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, of which 96,000,000 shares are classified as Class A Common Stock (the “Class A Common Stock”) and 4,000,000 share are classified as Class B Common Stock (the “Class B Common Stock”), and (ii) 20,000,000 shares of preferred stock (the “Preferred Stock” and together with the shares of Class A Common Stock and Class B Common Stock, the “Shares”). As of the date hereof, there are 29,976,106.14 shares of Class A Common Stock issued and outstanding, 2,350,658.61 shares of Class B Common Stock issued and outstanding, and no shares of Preferred Stock issued and outstanding. All of the issued and outstanding shares of common stock were duly authorized for issuance, are validly issued, fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights, have been offered, issued, sold and delivered in compliance with applicable federal and state securities Laws (or pursuant to exemptions from such Laws) and are held, of record and beneficially, by the Company Stockholder. All Shares are held free and clear of all Liens. There are no declared but unpaid dividends or distributions with regard to any issued and outstanding shares of Common Stock.

(b) Except as set forth on Schedule 3.4(b), as of the date hereof there is no existing option, warrant, call, right or other security, equity-based award exercisable or exchangeable for or convertible into Shares or any other equity securities of the Company, Equity Equivalents or Contract of any character to which the Company is a party, requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company. Upon payment of the consideration described in the Fish Option Agreement at Closing pursuant to Section 2.13, the Fish Option shall be satisfied in full and of no further force or effect. Except as set forth on Schedule 3.4(b), there are no outstanding stock appreciation rights, phantom stock units, performance units, profit participation or similar equity based-rights with respect to the Company or any Acquired Subsidiary, and no authorization therefor of the board of directors or stockholders of the Company has been given. Except as set forth on Schedule 3.4(b), there are no voting trusts or other agreements or understandings to which the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any other Person is a party with respect to the voting, ownership or transfer of the capital stock of any of the Acquired Companies. There are no bonds, indentures, notes or other Indebtedness providing for the right to vote (or convertible into securities that have the right to vote) on any matters on which holders of Shares may vote. Neither the Company nor any Acquired Subsidiary has any obligation to purchase, redeem or otherwise acquire any of its capital stock or any interests therein.

(c) Other than as set forth in Schedule 3.4(c), there are (i) no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s capital stock or any interests therein and (ii) no rights to have the Company’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction.

Section 3.5 Subsidiaries. (a) Schedule 3.5(a) sets forth the name of each Acquired Subsidiary, and, with respect to each Acquired Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of its authorized equity interests, the number and class of equity interests duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner.

(b) The Acquired Subsidiaries constitute all of the Subsidiaries of the Company and neither the Company nor any Acquired Subsidiary has agreed to acquire any share capital or security of any other company or owns or holds of record or beneficially any equity or ownership interest in any other Person.

(c) No insolvency or similar proceedings have been commenced or applied for in respect of an Acquired Subsidiary, no Acquired Subsidiary is insolvent or unable to pay its due debts and such inability is not impending in respect of any Acquired Subsidiary.

(d) The outstanding equity interests of each Acquired Subsidiary are validly issued, fully paid, non-assessable, and freely negotiable or transferable and free of additional payment obligations and all such equity interests represented as being owned by Company are owned by it, directly or indirectly, free and clear of any and all Liens other than those disclosed on Schedule 3.5(d). As of the date hereof there is no existing option, warrant, call, right or other security, equity-based award exercisable or exchangeable for or convertible into capital stock or any other equity securities of any Acquired Subsidiary, Equity Equivalents or Contract of any character to which any Acquired Subsidiary is a party requiring, and there are no convertible securities of any Acquired Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Acquired Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Acquired Subsidiary. No Acquired Subsidiary owns any Common Stock. No Acquired Company has entered into an agreement which obligates an Acquired Company to subordinate its management to a third party or to transfer its profit to a third party. There are no silent participation or other rights of third parties to participate in the Acquired Companies revenues, profits, assets, equity or the value thereof other than Contracts set forth on Schedule 3.13(a) whereby the share of revenues relates to the subject matter of the Contract.

(e) As of the Closing, and after giving effect to the transactions contemplated herein, other than as set forth in Schedule 3.5(e), there are (i) no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights with respect to the issuance, sale or redemption of the capital stock of any Acquired Subsidiary or any interests therein, and (ii) no rights to have the capital stock of any Acquired Subsidiary registered for sale to the public in connection with the Laws of any jurisdiction.

Section 3.6 Financial Statements. (a) The Company has delivered to Parent copies of (i) the audited consolidated balance sheets of the Acquired Companies as at February 28, 2005, 2006 and 2007 and the related audited consolidated statements of changes in stockholders’ equity, of income and of cash flows of the Acquired Companies for the years then ended and (ii) the unaudited consolidated balance sheet of the Acquired Companies as at July 31, 2007 and the related unaudited consolidated statements of income and cash flows of the Acquired Companies for the three month period then ended (such audited and unaudited statements including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as disclosed on Schedule 3.6(a), and except in the case of unaudited financial statements, for the absence of notes and year end audit adjustments, which will not be material in amount or nature, each of the Financial Statements has been prepared in accordance with the books and records of the Acquired Companies and in accordance with GAAP consistently applied and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Acquired Companies as at the dates and for the periods indicated therein. The Company has not entered into any transactions involving the factoring of receivables, synthetic leases, off balance sheet research and development arrangements or the use of special purpose entities for any off balance sheet activity.

(b) Except as set forth in Schedule 3.6(b), the Company has not received any written complaint, allegation, assertion or claim regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company and its Subsidiaries have established and maintain internal control over financial reporting, which internal control over financial reporting, including the installation of policies and procedures, which to the Knowledge of the Company are sufficient to reasonably assure (i) the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP (except for disclosures regarding interim financials statements); and (iii) the prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or its Subsidiaries’ assets that could materially affect the Company’s and its Subsidiaries’ financial statements. The Company and its Subsidiaries maintain sufficient documentation to provide reasonable support for the Company’s assessment of effective internal control over financial reporting. However, such system of internal accounting controls does not necessarily comply with, and no representation or warranty is being made with respect to, any system of internal accounting controls that would be required of (i) an issuer or registrant with securities registered under the Securities Act or the Exchange Act (including requirements under the Sarbanes-Oxley Act of 2002, as amended), (ii) an issuer filing, or required to file, any periodic report or registration statement under the Securities Act or the Exchange Act, as applicable (including requirements under the Sarbanes-Oxley Act of 2002, as amended), or (iii) an issuer or registrant having financial statements required to comply with Regulation S-X. The Company has disclosed to the Company’s auditors (A) any significant deficiencies in the design or operation of internal controls of which it is aware, which could adversely affect the Company’s ability to record, process, summarize and report financial data on a timely basis and have identified for the Company’s auditors any material weaknesses in internal controls of which it is aware and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has delivered to Parent or made available to Parent in the Data Room or through the Acquired Companies’ auditors, (i) any disclosure made by management to the Company’s auditors or the Board of Directors of the Company since February 28, 2005 or (ii) any management letters, or other formal communications, from the Company’s auditors to the Company, any officers of the Company or the board of directors of the Company, in any case regarding (1) any significant deficiencies and material weaknesses in the design or operation of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, or (3) any other deficiencies in any of the Acquired Companies’ accounting system.

(d) For the purposes hereof, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at July 31, 2007 is referred to as the “Balance Sheet” and July 31, 2007 is referred to as the “Balance Sheet Date.”

Section 3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.7, no Acquired Company has any material Liabilities of any kind, whether accrued, absolute, contingent, asserted, unasserted or otherwise, other than (i) Liabilities reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto, (ii) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date which are not and would not reasonably be expected to be material to the Company, (iii) Permitted Exceptions, (iv) Liabilities incurred or permitted to be incurred pursuant to the express terms of this Agreement, and (v) Liabilities disclosed in the schedules to this Agreement.

Section 3.8 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Schedule 3.8, since the Balance Sheet Date the Acquired Companies have conducted their respective businesses only in the Ordinary Course of Business and there has not been:

(a) any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole;

(b) any sale or other disposition of any Person or business or any properties, rights or assets by any Acquired Company, including any of its Intellectual Property (other than licenses entered into in the Ordinary Course of Business), involving the payment or receipt of more than $100,000 in the aggregate;

(c) any material loss, damage, destruction or eminent domain taking (in each case whether or not insured) affecting the business or any material asset;

(d) any declaration, setting aside or payment of any dividend by any Acquired Company, or the making of any other distribution in respect of the capital stock of any Acquired Company, any direct or indirect redemption, purchase or other acquisition by any Acquired Company of its own capital stock;

(e) any change in the compensation payable or to become payable, or benefits provided or to be provided, by any Acquired Company to any Company Employee (other than increases in base salary or wages to non-executive Company Employees made in the Ordinary Course of Business) in excess of $50,000 in the aggregate or any loans or advances made by the any Acquired Company to any of its Company Employees (except expense allowances payable to non-executive Company Employees in the Ordinary Course of Business) in excess of $50,000 in the aggregate, or any bonus or equity-based grant arrangements paid to or made to or with any of such non-executive Company Employees, or any establishment or creation of any written employment agreement, any deferred compensation or severance arrangement or employee benefit plan with respect to such Persons, or the amendment of any of the foregoing, in each case except as required by any contract, plan or arrangement existing as of the Balance Sheet Date and reflected in the Financial Statements;

(f) any resignation, termination or removal of any officer or key employee of any Acquired Company or material change in the terms and conditions of the employment of any Acquired Company’s key personnel;

(g) any change in accounting methods or practices or material change in collection policies, pricing policies or payment policies of any Acquired Company;

(h) any material Tax election, any amended material Tax Returns filed, any proceeding with respect to any material Tax claim or assessment relating to any Acquired Company settled or compromised, any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any Acquired Company, or any other similar action taken relating to the filing of any Tax Return or the payment of any Tax;

(i) other than pursuant to applicable Law or the Articles of Incorporation or by-laws of the Acquired Companies, any agreement to indemnify, defend or hold harmless the officers or directors of any Acquired Company; or

(j) any agreement whether in writing or otherwise, for any of the Acquired Companies to take any of the actions specified in clauses (a) through (i) above.

Section 3.9 Taxes. (a) Except as disclosed on Schedule 3.9, each of the Acquired Companies has timely filed all material Tax Returns that it was required to file. All of those Tax Returns were correct and complete in all material respects. Schedule 3.9 lists all material Federal, state, local and foreign Tax Returns filed with respect to each of the Acquired Companies for taxable periods ending after February 28, 2003. The Company has delivered to Parent or made available to Parent in the Data Room or through the Acquired Companies auditors correct and complete copies of all Federal income Tax Returns and all state and local income or franchise Tax returns of the Acquired Companies for any taxable period ending after February 28, 2003. All material elections with respect to Taxes affecting any of the Acquired Companies that were made prior to the current tax year are disclosed on or attached to a Tax Return of that Acquired Company. The Company made a valid election to be an S corporation within the meaning of Section 1361(a) of the Code, and has made a valid election to treat each other Acquired Company as a qualified subchapter S subsidiary, within the meaning of Section 1361(b)(3)(B) of the Code, effective, in each case, as of March 1, 2007. Except as disclosed on Schedule 3.9, comparable elections were made as required for all applicable state and local tax purposes.

(b) Except as set forth in the succeeding sentence, all material Taxes owed and due by an Acquired Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid and will have been paid through the Closing Date. Unpaid Taxes of the Acquired Companies (i) did not, as of the end of the most recent fiscal period for which a balance sheet was prepared, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of that balance sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. The Acquired Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) Except as disclosed on Schedule 3.9, none of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return. All private letter rulings issued by the Internal Revenue Service to any Acquired Company (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Schedule 3.9, and there are no pending requests for any rulings (or corresponding determinations). Except as disclosed on Schedule 3.9, there is no power of attorney filed with any taxing authority with respect to any Tax for which the statute of limitations has not expired.

(d) There are no liens on any of the assets of an Acquired Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due. Except as disclosed on Schedule 3.9, none of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not since expired. Schedule 3.9 lists those Tax Returns filed with respect to the Acquired Companies for taxable periods ended on or after December 31, 2000 that have been audited or that have been the subject of any written or unwritten notice of any audit, examination, investigation or other proceeding. The Acquired Companies have delivered to Parent correct and complete copies of all audit, examination, revenue agent’s and other reports of, and any closing agreement with, any taxing jurisdiction with respect to taxable periods ended on or after December 31, 2000. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. There is no dispute or claim concerning any Tax liability of an Acquired Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Acquired Company has knowledge. No claim has ever been made by a taxing authority in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that it satisfies or may satisfy the nexus requirements to be subject to taxation by that jurisdiction. The Company has received no written notice from any taxing authority that it will assert liability for any Taxes for any period for which Tax Returns have been filed and does not otherwise have Knowledge that a taxing authority intends to make such an assertion.

(e) None of the Acquired Companies has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 or Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction, and none of the Acquired Companies is a lessor or lessee of any tangible property located outside the United States. None of the property of an Acquired Company is tax-exempt use property within the meaning of section 168(h) of the Code, is property that is required to be treated as being owned by any other Person pursuant to the safe harbor lease provisions of former section 168(f)(8) of the Code or is property that directly or indirectly secures any debt the interest on which is exempt from federal income tax pursuant to section 103 of the Code. None of the Acquired Companies is a controlled corporation or a distributing corporation in respect of a distribution to which section 355(e) of the Code could apply by reason of the acquisition of the Company’s shares pursuant to this agreement. No indebtedness of an Acquired Company consists of “corporate acquisition indebtedness” within the meaning of section 279 of the Code.

(f) Except as disclosed on Schedule 3.9, none of the Acquired Companies has, or has had, a permanent establishment in any foreign country, as defined in any applicable income tax treaty to which the United States and the foreign country are parties or under the law of the foreign country. None of the Acquired Companies has an overall foreign loss within the meaning of section 904(f) of the Code.

(g) None of the Acquired Companies is a party to any Tax allocation or sharing agreement. None of the Acquired Companies (i) has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than members of an affiliated group the parent of which is the Company) or (ii) has any liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law) (other than members of any combined, consolidated or unitary group the parent of which is the Company), as a transferee or successor, by contract or otherwise. Except as set forth on Schedule 3.9, none of the Acquired Companies is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes.

(h) The Acquired Companies will not, by reason of the manner in which they have prepared and filed their Federal income Tax Returns, be subject to any penalty under section 6662 of the Code. None of the Acquired Subsidiaries is participating in or has participated in a listed transaction within the meaning of Treasury regulation Section 1.6011-4.

(i) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

Section 3.10 Real Property. Schedule 3.10 sets forth a complete list of all currently-effective leases or subleases of real property, identifying the address thereof, by any of the Acquired Companies (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). Other than the Real Property Leases, the Acquired Companies do not currently own, possess, use, lease or operate any real property. True, correct and complete copies of each Real Property Lease have been delivered or made available in the Data Room to Parent prior to the date hereof. No Acquired Company has received any written notice of any default, event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time, or both) in a default by any Acquired Company under any Real Property Lease. The Real Property Leases are in full force and effect and constitute valid and binding agreements of the Acquired Companies as applicable, and neither the Acquired Companies nor, to the Knowledge of the Company, any counterparty to any Real Property Lease is in breach of any of their respective terms in any material respect. To the Knowledge of the Company, no rents or fees payable in respect of the Real Property Leases are in the course of being reviewed by the landlord under any of the Real Property Leases otherwise than in accordance with the terms of the relevant Real Property Lease. All of the demised premises leased under the Real Property Leases are suitable for use as such demised premises are currently used by the Acquired Companies. Except as set forth on Schedule 3.10, no Acquired Company has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Properties Leases other than in the Ordinary Course of Business. Except as set forth on Schedule 3.10, no Acquired Company is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property Leases or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). No Acquired Company is a party to any agreement or option to purchase any real property or interest therein.

Section 3.11 Tangible Personal Property. All machinery and equipment owned or leased by the Acquired Companies which is in regular use is in good working order and repair, normal wear and tear excepted. All inventory of each Acquired Company consists of a quality usable or saleable in the Ordinary Course of Business, except for obsolete items (including, without limitation, items from past tours) and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet, the Financial Statements or on the Actual Closing Balance Sheet, as the case may be. Schedule 3.11 sets forth all leases of personal property by the Acquired Companies (“Personal Property Leases”) involving annual payments in excess of $50,000. No Acquired Company has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by any Acquired Company under any of the Personal Property Leases.

Section 3.12 Intellectual Property. Schedule 3.12(a) sets forth a list of all Registered Intellectual Property, and all material unregistered Intellectual Property, that is owned or exclusively licensed by the Acquired Companies. All such Registered Intellectual Property which is owned by the Acquired Companies and, to the Knowledge of the Company, all such Registered Intellectual Property which is exclusively licensed by the Acquired Companies, has not expired or been abandoned and is, to the Knowledge of the Company, valid and enforceable. Except as set forth on Schedule 3.12(b), the Acquired Companies are the sole and exclusive owners of all Intellectual Property they purport to own. Except as set forth on Schedule 3.12(c), the Acquired Companies own or have valid licenses to use all Intellectual Property used by them in the Ordinary Course of Business, free and clear of all Liens, except the Permitted Exceptions. Except as set forth on Schedule 3.12(d), within the past three (3) years, no third party has challenged in writing the right of any of the Acquired Companies to use any of the Intellectual Property owned or used by any of them, and to the Knowledge of the Company the conduct by the Acquired Companies of their business does not Infringe the Intellectual Property rights of any third party. Except as set forth on Schedule 3.12(e), the Acquired Companies have not made any claims against third parties within the past one (1) year alleging Infringement of the Intellectual Property owned or used by any of them and, to the Knowledge of the Company, none of the Acquired Companies’ rights in any Intellectual Property owned by any of them are being Infringed. The Acquired Companies take and have taken reasonable actions to protect, preserve and maintain (i) the security and integrity of their Software and all proprietary information stored or contained therein or transmitted thereby, and (ii) their Intellectual Property rights, including the execution of confidentiality and intellectual property assignment agreements with all employees and contractors who have contributed to the creation or development of any material Intellectual Property owned by any of the Acquired Companies. Except as set forth on Schedule 3.12(b), none of the material products or services of the Acquired Companies incorporate any “open source” or similar Software.

Section 3.13 Material Contracts. (a) Schedule 3.13(a) sets forth all of the following Contracts to which any Acquired Company is a party or by which it is bound (collectively, the “Material Contracts”):

(i) Contracts with any current employee with an annual remuneration (salary, any target variable compensation and bonus) in excess of $100,000 and Contracts with any stockholder, officer or director of any of the Acquired Companies;

(ii) Contracts with any labor union, association or body representing any employee of any of the Acquired Companies;

(iii) Contracts for the sale of any of the material assets of any Acquired Company after the date hereof other than sales of inventory in the Ordinary Course of Business, or involving any obligation or commitment relating to any acquisition or disposition of any equity interest of any Acquired Company or the acquisition of any material amount of assets of any Acquired Company after the date hereof;

(iv) Contracts involving any obligation on the part of any Acquired Company to refrain from competing with any Person or from soliciting any employees of any Person or from conducting activities in any geographic region, in each case after the date hereof;

(v) Contracts concerning Intellectual Property material to any of the Acquired Companies (excluding non-exclusive, off-the-shelf software licenses with annual fees of less than $25,000), but including all “open source” or similar licenses affecting material products or services;

(vi) Contracts relating to the acquisition by any of the Acquired Companies of any operating business or the capital stock of any other Person after the date hereof;

(vii) Contracts relating to the incurrence of Indebtedness, the making of any loans or that would otherwise involve obligations of any Acquired Company for borrowed money or are evidenced by bonds, debentures, notes or similar instruments or guarantees or capital lease obligations;

(viii) Contracts providing for the guaranty by any Acquired Company of any obligation for borrowed money of any Person (other than another Acquired Company) other than obligations described in clause (vii);

(ix) Contracts involving any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivate or financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances and renewable energy credits;

(x) Contracts involving the payment of advances;

(xi) Contracts with third-parties, including all currently effective artist contracts, pursuant to which royalties are paid under such Contract;

(xii) joint venture or partnership agreements (other than artist agreements and other Contracts entered into in the Ordinary Course of Business pursuant to which the Acquired Companies acquire rights to be exploited, which agreements are disclosed in Section 3.13(a) to the Company Disclosure Schedules);

(xiii) any other Contracts not described above which (x) involve the fixed expenditure or liability of more than $100,000 in the aggregate or (y) require performance by any party more than one year from the date hereof; or

(xiv) any other Contracts not described above which involve the fixed payment to any Acquired Company of more than $100,000 in the aggregate.

(b) All Material Contracts to which any Acquired Company is a party are valid and enforceable obligations of the part thereto. Except as set forth on Schedule 3.13(b), (i) no Acquired Company is in material breach or default under any Material Contract, (ii) no Acquired Company has received written notice of any breach, default, dispute or proceeding under any Material Contract, and (iii) to the Knowledge of the Company no event has occurred that with notice or lapse of time, or both, would constitute a material breach or material default by such Acquired Company under any Material Contract to which it is a party. The charges to and credits against artists’ royalties statements made by the Acquired Companies have been made in good faith consistent with the Acquired Companies’ reasonable interpretation of the underlying artist agreements (it being understood that the mere fact that the Acquired Companies’ interpretation is found to be incorrect shall not in itself be deemed to show that such interpretation was not made in good faith or was not reasonable).

(c) Except as set forth on Schedule 3.13(c), there are no audits pursuant to any Contract pending or threatened in writing against or involving any Acquired Company. Except as set forth on Schedule 3.13(c), no Acquired Company has received any request for audit pursuant to any Contract in the one (1) year prior to the date hereof.

Section 3.14 Employee Benefits Plans. (a) Schedule 3.14(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended “ERISA”) and any other employee plan, program, policy or agreement, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, maintained by, sponsored or contributed to any Acquired Company in the United States for any current or former employee, director or independent contractor of the Company or its Subsidiaries (the “Company Employees”) (each, an “Employee Benefit Plan”). The Company has delivered to Parent or made available to Parent in the Data Room correct and complete copies of (i) each Employee Benefit Plan (or, in the case of any such Employee Benefit Plan that is unwritten, descriptions thereof), (ii) for the three most recent years (A) annual reports on Form 5500 and schedules required to be filed with the IRS with respect to each Employee Benefit Plan (if any such report was required), (B) audited financial statements and (C) actuarial valuation reports, (iii) the most recent summary plan description for each Employee Benefit Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Employee Benefit Plan and (v) any written communications during the past three (3) years by any Acquired Company to Company Employees as a group concerning the extent of the benefits provided under an Employee Benefit Plan. Each Employee Benefit Plan maintained, contributed to or required to be contributed to by any Acquired Company has been established, operated and administered in accordance with its terms and applicable Laws, and the Acquired Companies and all the Employee Benefit Plans are all in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any noncompliance that would not result in a material liability to any Acquired Company.

(b) To the Knowledge of the Company, (i) all Employee Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) and are maintained, contributed to or required to be contributed to by the Company or any Acquired Subsidiary meet the requirements, in all material respects, for qualification and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan (or, in the case of a Company Pension Plan which is embodied on a master, prototype, or volume submitter document, since the date of the most recent IRS opinion letter) that would adversely affect the qualification of such Company Pension Plan. The Company has delivered to Parent or made available to Parent in the Data Room a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan maintained, contributed to or required to be contributed to by the Company or any of the Acquired Subsidiaries, as well as a correct and complete copy of each pending application for a determination letter, if any, or, in the case of a Company Pension Plan which is embodied on a master, prototype, or volume submitter document, the most recent IRS opinion letter.

(c) Except as set forth on Schedule 3.14(c), all contributions, premiums and benefit payments under or in connection with the Employee Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Employee Benefit Plans have been made or have been reflected on the Balance Sheet. Except as set forth on Schedule 3.14(c), no Company Pension Plan has (i) an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (ii) experienced a “reportable event” (as such term is defined in Section 4043 of ERISA), or (iii) nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code).

(d) No Acquired Company maintains any Employee Benefit Plan that provides post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any Acquired Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(e) With respect to each Employee Benefit Plan that is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Employee Benefit Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Employee Benefit Plan on a projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(f) No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and no Acquired Company nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

(g) No Employee Benefit Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any Company Employee to (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Employee Benefit Plan, (iii) limit or restrict the right of the Company to merge, amend or terminate any Employee Benefit Plan, or (iv)  receive any payments under any Employee Benefit Plan which would not be deductible under Section 280G of the Code or receive any indemnification for any excise tax payable pursuant to section 4999 of the Code.

(h) Schedule 3.14(h) sets forth descriptions of all severance and termination pay policies and practices covering the Company Employees.

Section 3.15 Labor. The Acquired Companies employ 74 full-time and 47 part-time employees as of the date hereof. With respect to each of these employees, the Acquired Companies have obtained and executed and are in possession of all required material data and/or documentation regarding employment including the employment verification requirements under the Immigration Reform and Control Act of 1986, as amended, and other employment documents or contracts required under any applicable Law. The Acquired Companies have paid in full to all employees and former employees (i) all wages, salaries, commissions, bonuses or other compensation (including overtime and non-compensation payments) for any services performed for such Acquired Company arising under any policy, practice, agreement, plan, program or applicable Law, and (ii) all material expenses required to be paid or reimbursed to such employees. Except as set forth on Schedule 3.15, there are no actions, charges or proceedings of any kind by or on behalf of an employee or former employee relating to or regarding (i) terms and conditions of employment, or employment discrimination (including the discrimination of representatives of employees) or (ii) unfair labor practices or labor practices not in compliance with applicable Law or collective or individual agreement, that are pending or threatened against or involving any of the Acquired Companies, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interferences with normal operations existing of a material nature that are pending or threatened against or involving any of the Acquired Companies. There are no material changes pending by the Acquired Companies or to the Knowledge of the Company threatened with respect to (including the resignation of) the senior management or key supervisory personnel of the Company. Except as set forth on Schedule 3.15, no Acquired Company is a party to any labor or collective bargaining agreement or company bargaining agreements.

Section 3.16 Litigation. Except as set forth on Schedule 3.16, there are no material Legal Proceedings or Orders pending or, to the Knowledge of the Company, threatened against or involving any Acquired Company or, as to matters related to any Acquired Company or affecting the ownership of Shares, against any officer, director, stockholder or employee thereof before any Governmental Authority. Except as set forth on Schedule 3.16, no Acquired Company is subject to any Order. Except as set forth on Schedule 3.16, no Acquired Company nor, to the Knowledge of the Company, any officer, director or employee of any Acquired Company, has received or been the subject of any legal demand letter, administrative inquiry or formal or informal complaint or legal claim from, or under the jurisdiction of, any governmental entity, regulatory agency, rating agency or other third party that includes any allegations alleging any violation of the Law by, or any improper business practice of, any Acquired Company.

Section 3.17 Compliance with Laws; Permits. (a) The Acquired Companies are in compliance in all material respects with all Laws of each Governmental Authority applicable to their respective businesses or operations (and with respect to data privacy and security their own public privacy policies). No Acquired Company has received any written notice from any Governmental Authority of, or been charged by any Governmental Authority with, violation of any material Laws.

(b) The Acquired Companies hold all material Permits that are required for the operation of their respective businesses as presently conducted. Except as set forth on Schedule 3.17, each Acquired Company is in compliance in all material respects with all such Permits to which it is a party.

Section 3.18 Environmental Matters. Except as set forth on Schedule 3.18 (i) the Acquired Companies are and have been in compliance in all material respects with all applicable Environmental Laws; (ii) each Acquired Company possess and maintain in effect all Permits required under applicable Environmental Laws with respect to the properties and business of the Acquired Companies; (iii) no Acquired Company has received in writing any environmental claim, notice or request for information concerning any violation or alleged violation of any applicable Environmental Law; and (iv) to the Knowledge of the Company, there is not a release or threat of release of any Hazardous Substances in violation of any Environmental Law, which would reasonably be expected to result in a material liability to any Acquired Company.

Section 3.19 Transactions With Affiliates. Except as set forth on Schedule 3.19, since February 28, 2006, no Acquired Company has, in the Ordinary Course of Business or otherwise, purchased, leased or otherwise acquired any property or assets or obtained any material services from, or sold, leased or otherwise disposed of any property or assets or provided any services to an Affiliate, in each case with an aggregate value in excess of $50,000. Except as set forth on Schedule 3.19, no Acquired Company is a party to any Contract or any other enforceable understanding or commitment with an Affiliate which is currently in effect.

Section 3.20 Fees and Expenses of Brokers and Others. Except as disclosed on Schedule 3.20, no Acquired Company is directly or indirectly committed to any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

Section 3.21 Insurance. Schedule 3.21 contains a complete and correct list of all policies of insurance currently in force and held by the Company. The Company has provided to Parent true, correct and complete copies of the insurance policies listed on Schedule 3.21. All such policies (a) are in full force and effect with all premiums due having been paid in full and are sufficient for compliance by the Acquired Companies with all requirements of Law and all agreements to which such Persons are a party, (b) to the Knowledge of the Company, are valid, outstanding and enforceable policies, (c) insure against risks of the kind customarily insured against, and insure in the amounts and subject to the limits and deductibles customarily carried, by companies in Company’s business and (d) provide that they will remain in full force and effect through the respective dates set forth on Schedule 3.21, subject to the cancellation rights of change in control provisions specified in such policies. The Company is in material compliance with the terms of such policies.

Section 3.22 Artists. Schedule 3.22 sets forth a list of all artists with whom any Acquired Company is party to a Contract pursuant to which any Acquired Company currently has any rights to manufacture and sell merchandise or to license to any third party the right to manufacture and sell merchandise. With respect to the artists listed on Schedule 3.22, since February 28, 2007, the Acquired Companies have not received written notice that any artist (i) has ceased, or will cease, to license its intellectual property to or use the services of the Acquired Companies in any material respect, or (ii) has materially reduced or will materially reduce the use of the services of the Acquired Companies, including in each case after the consummation of the transactions contemplated hereby, and, no such artist has threatened in writing to take any of the actions referenced in the foregoing clauses (i) and (ii).

Section 3.23 Bank Accounts. Schedule 3.23 sets forth a full, correct and complete list of each bank account, safety deposit box, credit management and brokerage account maintained by any Acquired Company, together with all account numbers and authorized users and signatories.

Section 3.24 Certain Practices. Neither the Acquired Companies, the Company Stockholder, Furano nor to the Knowledge of the Company, any of their respective current or former stockholders, partners, directors, trustees, officers, employees, agents or other Persons acting on behalf of any Acquired Company, has on behalf of any Acquired Company or in connection with any Acquired Company’s respective businesses: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees from corporate funds; (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (iv) made any false or fictitious entries on the books and records of any Acquired Company; (v) made or accepted any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payments of any nature, including to or through an Affiliate; (vi) made any political contributions that would not be lawful under the laws of the United States, any foreign country or any jurisdiction within the United States or any foreign country; or (vii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended. No Acquired Company, the Company Stockholder, Furano or to the Knowledge of the Company, any current or former stockholders, partners, directors, trustees, officers, employees, agents of any Acquired Company, has been or is the subject of any investigation by any Governmental Authority in connection with any such illegal payment, provision of services or contribution.

Section 3.25 Title to and Sufficiency of Assets. (a) Except as may be reflected in the Financial Statements or as set forth on Schedule 3.25, the Acquired Companies have good and marketable title, free and clear of Liens (except for Permitted Exceptions), to all material assets of the Acquired Companies.

(b) The assets of the Acquired Companies are all of the assets used in the conduct of their businesses and are sufficient to conduct the business of the Acquired Companies as currently conducted following the Closing. There are no assets, rights or Permits which are necessary to the operation of the business of the Acquired Companies which are held by any of the Company Stockholder or his Affiliates (other than the Acquired Companies).

Section 3.26 Product Liability. Except as set forth in Schedule 3.26, since January 1, 2005, no Acquired Company has received any written notice or, to the Knowledge of the Company, other claim relating to any material action, suit, demand, claim, hearing, notice of violation relating to or involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed, marketed, shipped or sold by or on behalf of any Acquired Companies, resulting from an alleged defect, hazard or impurity, whether in design, manufacture, processing, materials or workmanship, performance, or any failure to warn of the existence of any defect, impurity, or dangerous propensity associated with any foreseeable use of a product, in any of the foregoing cases that would, individually or together with all other such actions, suits, demands, claims, hearings or notices of violation arising out of or relating to similar facts or circumstances, reasonably be likely to result in liability, in the aggregate, for Acquired Companies in excess of $100,000. No Acquired Company has instituted any and, to the Knowledge of the Company, there is no other pending or threatened recall or governmental investigation of any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of any Acquired Company. No Acquired Company is the subject of any pending action, suit or other proceeding before or by any Governmental Authority relating to any alleged breach of express or implied warranties and representations made to customers.

Section 3.27 Minute Books. The minute books of each Acquired Company have been delivered to Parent or made available to Parent in the Data Room and contain a materially accurate summary of all meetings or actions by written consent of directors and stockholders from the time of incorporation of each respective Acquired Company through the date hereof, and reflect all transactions referred to in such minutes accurately in all material respects and are maintained in accordance with applicable Law. All registers and books are in the possession (or under the control) of the relevant Acquired Company and no notice or allegation that any of such books and records is incorrect or should be rectified has been received. To the Knowledge of the Company, the copies of the corporate records of the Acquired Companies, as delivered to Parent, are true and complete copies of the originals of such documents.

Section 3.28 Accounts Receivable; Artist Advances. (a) All accounts and notes receivable reflected on the Balance Sheet have arisen in the Ordinary Course of Business and represent valid obligations to the applicable Acquired Company, and to the Knowledge of the Company, are not subject to any contests, claims, counterclaims or setoffs (other than returns in the Ordinary Course of Business). Except as set forth on Schedule 3.28, to the Knowledge of the Company, there is no pending material contest or dispute with any account debtor of an account receivable relating to the amount or validity of such account receivable.

(b) The Artist Advances set forth in Schedule 7.14(a) have arisen in the Ordinary Course of Business and are recoupable in accordance with the terms of the underlying agreement evidencing such Artist Advance.

Section 3.29 Disclosure. The representations and warranties contained in this Article III and in Article IV do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

Section 3.30 Reorganizations for Federal Income Tax Purposes. In connection with the qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code:

(a) The fair market value of the Parent Common Stock and other consideration received by the Company Stockholder will be approximately equal to the fair market value of the Common Stock surrendered in the exchange.

(b) Sister Subsidiary will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the transaction. For purposes of this representation, Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the transfer, will be included as assets of the Company held immediately prior to the transaction.

(c) The liabilities of the Company assumed by Sister Subsidiary and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

(d) The Company and the Company Stockholder will pay their respective expenses, if any, incurred in connection with the transaction and will not pay any of the expenses of Parent, Merger Subsidiary or Sister Subsidiary incurred in connection with the transaction.

(e) There is no intercorporate indebtedness existing between Parent and the Company, between Merger Subsidiary and the Company or between Sister Subsidiary and the Company that was issued, acquired or will be settled at a discount;

(f) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(g) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(h) The fair market value of the assets of the Company transferred to Sister Subsidiary will equal or exceed the sum of the liabilities assumed by Sister Subsidiary, plus the amount of liabilities, if any, to which the transferred assets are subject.

(i) None of the compensation received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of his shares of Common Stock; none of the shares of Parent Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY STOCKHOLDER AND FURANO

The Company Stockholder and Furano jointly and severally represent and warrant to Parent, Merger Subsidiary and Sister Subsidiary as follows:

Section 4.1 Organization and Good Standing. Company Stockholder is a revocable trust validly existing and enforceable in accordance with its terms and under the laws of the State of California and has all requisite power and authority to own all of the outstanding shares of the Company’s Common Stock, enter into this Agreement, and consummate the transactions contemplated hereby. As of the Closing Date, the provisions of the Amendment and Complete Restatement of the Furano Revocable Trust (the “Trust Agreement”) shall be those set forth in the Trust Agreement executed by Furano, as Grantor and Trustee, on September 11, 2006, as amended by that certain Amendment to the Furano Revocable Trust dated October 29, 2007, without further amendment by Furano or any other Person. As of the Closing Date, the power of revocation reserved by the Grantor under the Trust Agreement shall not have been exercised as to any of the outstanding shares of Company Common Stock, which shares shall be part of the trust estate under the Trust Agreement. As of the Closing Date, Furano is the Sole Trustee under the Trust Agreement, and Furano is in all respects capable of exercising his powers as Trustee.

Section 4.2 Authorization. Each of the Company Stockholder and Furano has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company Stockholder or Furano in connection with the consummation of the transactions contemplated by this Agreement (the “Stockholder Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company Stockholder and Furano and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Stockholder Documents will constitute, the legal, valid and binding obligation of the Company Stockholder and Furano, enforceable against the Company Stockholder and Furano in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 4.3 Ownership. All shares of capital stock of the Company are owned beneficially and of record as of the date hereof by the Company Stockholder and are free and clear of any Liens.

Section 4.4 Conflicts; Consents of Third Parties. (a) Except as set forth on Schedule 4.4(a), none of the execution and delivery by the Company Stockholder or Furano of this Agreement or the Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company or Furano with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of the organizational documents of the Company Stockholder; (ii) conflict with, or result in the violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or loss of any material benefit under, any provision of any Contract or Permit to which the Company Stockholder or Furano is a party or by which any of its or his properties or assets are bound or affected; (iii) subject to obtaining the consents listed in Schedule 4.4(b), conflict with or violate any Order of any Governmental Authority applicable to the Company Stockholder or Furano or by which any of the properties or assets of the Company Stockholder or Furano are bound, affected or cause the creation of any Lien upon any of the assets of the Company Stockholder or Furano; or (iv) conflict with any Law applicable to any Acquired Company or its assets or properties.

(b) Except as set forth on Schedule 4.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company Stockholder or Furano in connection with the execution and delivery of this Agreement or the Stockholder Documents or the compliance by the Company Stockholder or Furano with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the required filing of the Certificate of Merger with the Secretary of State of the State of California, (iii) compliance with the applicable requirements of the HSR Act or the competition Laws of any applicable foreign jurisdiction, and (iv) those that may be required by the nature of the business or ownership of Parent or its Affiliates.

Section 4.5 Litigation. There are no material Legal Proceedings or Orders pending or, to the Knowledge of the Company Stockholder, threatened as to matters related the ownership of Shares before any Governmental Authority. Neither the Company Stockholder nor Furano is subject to any Order which would reasonably be expected to materially adversely affect the ability of the Company Stockholder or Furano to consummate the transactions contemplated by this Agreement, nor is there any judgment outstanding against the Company Stockholder, Furano or any of their Affiliates that would reasonably be expected to have any adverse effect on the ability of the Company Stockholder or Furano to consummate the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT, MERGER SUBSIDIARY AND SISTER SUBSIDIARY

Parent, Merger Subsidiary and Sister Subsidiary hereby jointly and severally represent and warrant to the Company and the Company Stockholder, as follows:

Section 5.1 Organization and Good Standing. Parent, Merger Subsidiary and Sister Subsidiary are duly organized, validly existing and in good standing under the Laws of the State of Delaware and have all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses. LN HoldCo owns 1,000 shares of common stock, par value $0.0001 per share, of each of Merger Subsidiary and Sister Subsidiary, which shares represent all of the issued and outstanding capital stock of Merger Subsidiary and Sister Subsidiary, respectively and all of which shares have been validly issued, are fully paid and non-assessable and are owned by LN HoldCo free and clear of any Liens other than those set forth on Schedule 5.1. Neither Merger Subsidiary nor Sister Subsidiary has engaged in any activities and neither holds any assets except (in each case) as necessary to be a party to and consummate the Merger and the Subsequent Merger, respectively.

Section 5.2 Authorization. Each of Parent, Merger Subsidiary and Sister Subsidiary has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated by this Agreement (the “Acquiror Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Acquiror Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent, LN HoldCo, Merger Subsidiary and Sister Subsidiary. This Agreement has been, and each of the Acquiror Documents will be at or prior to the Closing, duly and validly executed and delivered by Parent, Merger Subsidiary and/or Sister Subsidiary, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Acquiror Documents constitute the legal, valid and binding obligation of Parent, Merger Subsidiary and/or Sister Subsidiary, as the case may be, enforceable against each in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 5.3 Consents and Approvals; No Violations. (a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Parent, Merger Subsidiary or Sister Subsidiary of this Agreement or the Acquiror Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent, Merger Subsidiary or Sister Subsidiary with any of the provisions hereof or thereof will (i) violate, conflict with or result in a breach of the certificate of incorporation and by-laws or comparable organizational documents of any of Parent, LN HoldCo, Merger Subsidiary or Sister Subsidiary; (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of any Contract, or Permit to which any of Parent, LN HoldCo, Merger Subsidiary or Sister Subsidiary is a party or by which any of their respective properties or assets are bound, affected or cause the creation of any Lien upon any of the assets of any of the Acquired Companies, except for such conflicts, breaches, defaults, consents, rights and Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) conflict with or violate any Order of any Governmental Authority applicable to any of Parent, LN HoldCo, Merger Subsidiary or Sister Subsidiary or by which any of their respective properties or assets are bound; or (iv) conflict with any applicable Law applicable to Parent, LN HoldCo, Merger Subsidiary or Sister Subsidiary or their respective assets or properties.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any of Parent, LN HoldCo, Merger Subsidiary or Sister Subsidiary in connection with the execution and delivery of this Agreement or the Acquiror Documents or the compliance by Parent, LN HoldCo, Merger Subsidiary and Sister Subsidiary with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing and recordation of a Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the required filing of the Certificate of Merger with the Secretary of State of the State of California, (iii) compliance with the applicable requirements of the HSR Act or the competition Laws of any applicable foreign jurisdiction, and (iv) any applicable filings under state securities, “Blue Sky,” or takeover laws.

Section 5.4 Litigation. There is no Order, action, suit, proceeding or investigation pending or, to the Knowledge of Parent, threatened against or relating to Parent, its subsidiaries, Merger Subsidiary or Sister Subsidiary at law or in equity, or before any Governmental Authority, that (i) seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or (ii) would be reasonably expected to have any material adverse effect on the ability of Parent, Merger Subsidiary or Sister Subsidiary to consummate the transactions contemplated by this Agreement or to fulfill its respective obligations hereunder. There are no Legal Proceedings or Orders pending or, to the Knowledge of Parent, threatened against Parent or its subsidiaries which would be material to Parent or its Subsidiaries, taken as a whole.

Section 5.5 Board Approval. The respective board of directors of Parent, LN HoldCo, Merger Subsidiary and Sister Subsidiary, at meetings duly called and held, have, by vote of those directors present, approved this Agreement and the transactions contemplated hereby. LN HoldCo, as sole shareholder of each of Merger Subsidiary and Sister Subsidiary, has approved the Merger and Subsequent Merger, and no other vote of the holders of any class or series of capital stock of Merger Subsidiary, Sister Subsidiary, LN HoldCo or Parent is necessary to adopt this Agreement and approve the Merger and the Subsequent Merger under the DGCL or any other Law, the governing documents of Parent, LN HoldCo, Merger Subsidiary or Sister Subsidiary, or any Contract to which Parent, LN HoldCo, Merger Subsidiary or Sister Subsidiary is a party.

Section 5.6 Fees and Expenses of Brokers and Others. None of Parent, LN HoldCo, Merger Subsidiary or Sister Subsidiary is directly or indirectly committed to any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

Section 5.7 Financing. Parent, Merger Subsidiary and Sister Subsidiary together have, and will have at the Effective Time, sufficient funds available under Parent’s existing credit facilities or otherwise, in immediately available U.S. dollars to satisfy all of their obligations under this Agreement, including, the Final Cash Merger Consideration.

Section 5.8 SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed with the SEC (including all amendments and supplements thereto), including (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, (iii) its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and (iv) its proxy statement relating to Parent’s annual meeting of shareholders held May 11, 2007 (collectively, the “Parent SEC Reports”), except that Parent intends within 90 days following the execution and delivery of this Agreement to file an amendment to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 to present its historical financial information on the basis of its new operating segments, adopted by Parent starting in 2007, and to make various other amendments that are, taken in the whole, not expected to be material. The Parent SEC Reports (i) were prepared and complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with GAAP and each fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) There are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by Parent with the SEC pursuant to the Exchange Act and (ii) the Parent SEC Reports themselves, except that Parent intends within 90 days following the execution and delivery of this Agreement to file an amendment to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 to present its historical financial information on the basis of its new operating segments, adopted by Parent starting in 2007, and to make various other amendments that are, taken in the whole, not expected to be material. Parent has timely responded to all comments letters of the staff of the SEC relating to the Parent SEC Reports, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Parent SEC Reports is to Parent’s Knowledge the subject of ongoing SEC review.

Section 5.9 Reorganization for Federal Income Tax Purposes. In connection with the qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code:

(a) Prior to the Merger and the Subsequent Merger, Parent will be in control of Merger Subsidiary and Sister Subsidiary within the meaning of Section 368(c) of the Code.

(b) Following the Merger and the Subsequent Merger, respectively, Merger Subsidiary and Sister Subsidiary will not issue additional shares of its stock that would result in Parent losing control of Merger Subsidiary or Sister Subsidiary within the meaning of Section 368(c) of the Code.

(c) Neither Parent nor any “related person” of Parent within the meaning of Treas. Reg. §§ 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to purchase, redeem or otherwise reacquire any Parent Common Stock issued in the Merger. Neither Parent nor any such “related person” acquired any Parent Common Stock in contemplation of the Merger or the Subsequent Merger, or otherwise as part of a plan of which the Merger or the Subsequent Merger is a part.

(d) Except as expressly contemplated otherwise by this Agreement, Parent has no plan or intention to liquidate Merger Subsidiary or Sister Subsidiary; to merge Merger Subsidiary or Sister Subsidiary with and into another corporation; to sell or otherwise dispose of the stock of Merger Subsidiary or Sister Subsidiary; or to cause Merger Subsidiary or Sister Subsidiary to sell or otherwise dispose of any of the assets of the Company acquired in the Merger or the Subsequent Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

(e) Following the Subsequent Merger Sister Subsidiary will continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business.

(f) Parent, Merger Subsidiary and Sister Subsidiary will pay their respective expenses, if any, incurred in connection with the Merger and the Subsequent Merger and will not pay any of the expenses of the Company or the Company Stockholder incurred in connection with the Merger.

(g) There is no intercorporate indebtedness existing between Parent and the Company, between Merger Subsidiary and the Company or between Sister Subsidiary and the Company that was issued, acquired or will be settled at a discount.

(h) None of Parent, Merger Subsidiary or Sister Subsidiary is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(i) No stock of Merger Subsidiary or Sister Subsidiary will be issued in the Merger or the Subsequent Merger, respectively.

(j) The payment of cash in lieu of a fractional shares of Parent Common Stock was not separately bargained for consideration and is being made, if at all, for the purpose of saving Parent the expense and inconvenience of issuing a fractional shares. The Company Stockholder will not receive in cash in respect of a fractional share an amount equal to or greater than the value of one full share of Parent Common Stock.

(k) None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their Company capital stock. None of the Parent Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

(l) Following the Subsequent Merger, Parent and Sister Subsidiary will comply with the record-keeping and information filing requirements of Treas. Reg § 1.368-3.

(m) Parent will not make or permit to be made any election under section 338(g) for any of the Acquired Companies.

Section 5.10 Capital Stock. The shares of Parent Common Stock to be issued as a result of the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear from any Liens in respect of the issuance thereof, except as provided in this Agreement or Liens created by or imposed upon the holder of such shares; such shares will not be subject to any preemptive rights or other restrictions, except as provided in this Agreement or under federal and applicable state securities laws. The shares of Parent Common Stock to be issued as a result of the Merger will be issued in compliance with the federal securities laws, applicable state securities laws and the DGCL.

Section 5.11 Disclosure. The representations and warranties contained in this Article V do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Operation in the Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated or permitted by this Agreement, Company shall, and shall cause each of the Acquired Subsidiaries to, (a) operate its business solely in the Ordinary Course of Business and (b) use its commercially reasonable efforts (which shall not require the expenditure of money other than in the Ordinary Course of Business) to keep available the services of its key employees, maintain and preserve intact the business of the Company in all material respects and maintain in all material respects the ordinary and customary relationships of the Company with its suppliers, customers and others having business relationships with it.

Section 6.2 Affirmative and Negative Covenants. Without limiting the generality of Section 6.1, between the date hereof and the Closing, except (i) as otherwise expressly contemplated by this Agreement, (ii) as consented to in writing by Parent, (iii) in order to comply with any Law or Contract, or (iv) for those matters set forth on Schedule 6.2, the Company shall use commercially reasonable efforts to maintain in full force and effect all insurance policies listed on Schedule 3.21 or replacement policies with equivalent coverage, and Company shall not, and shall not permit any Acquired Company to:

(a) issue, sell, dispose of, transfer or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments, Equity Equivalents or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

(b) (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock (other than distributions to the Company Stockholder or Furano which are declared and paid prior to the Closing Date), or directly or indirectly redeem or repurchase any of its capital stock, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of its capital stock;

(c) adopt any amendments to its certificate of incorporation or bylaws or effect or become a party to any, recapitalization or similar transaction, except as provided by this Agreement;

(d) cancel any material third party Indebtedness owed to any Acquired Company;

(e) incur any Indebtedness other than under the Acquired Companies’ existing credit facility in the Ordinary Course of Business, or enter into any agreements, arrangements or commitments with respect to any of the foregoing;

(f) other than in the Ordinary Course of Business incur, pay or discharge a Lien (other than with respect to Permitted Exceptions) or liability that was not shown on the Balance Sheet;

(g) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability Company, partnership, joint venture, association or other business organization or division thereof, or acquire any capital asset or related capital assets;

(h) except as expressly provided by this Agreement , sell, lease, license, transfer or otherwise encumber or subject (or allow to become subject) to any Lien (other than Permitted Exceptions) or otherwise dispose of any of its material properties, rights or assets, including any capital asset or related capital assets with a fair market value in excess of $25,000 (other than licenses entered into in the Ordinary Course of Business);

(i) make or agree to make any material capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies since the date hereof, exceed $100,000 in the aggregate, other than the replacement of existing property and/or equipment and cost associated with web development;

(j) other than in the Ordinary Course of Business, enter into, modify, amend, fail to renew or transfer in any respect or terminate any Material Contract or waive, release or assign any rights or claims thereunder;

(k) (i) except as may be required by Law or as necessary to maintain the qualified status of such Plan under the Code, adopt, amend or terminate in any fashion that would increase the cost to any of the Acquired Companies: any Employee Benefit Plan or (ii) except as required under an existing Employee Benefit Plan, increase the compensation or benefits of any Company Employee or pay any benefit not required by any existing plan, arrangement or agreement (other than increases made in the Ordinary Course of Business), (iii) terminate or amend in any material respect any Key Employee Agreement set forth on Schedule 6.2(k)(iii) (other than by reason of the voluntary resignation of a key employee party thereto) or adopt any arrangement that meets the description of a “Key Employee Agreement” that would otherwise be included on Schedule 6.2(k)(iii), or (iv) enter into employment agreements with senior management employees or other than in the Ordinary Course of Business change the terms of employment of any Company Employee;

(l) except as may be required by GAAP or applicable Law, make any change to its accounting, reserving, underwriting, claims or actuarial methods, principles or practices or to the Financial Statements or to the working capital policies applicable to the Company;

(m) change any method of Tax accounting, make or change any Tax election, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(n) except for entering into any license agreements in the Ordinary Course of Business consistent with past practice, transfer or grant to any third party any rights with respect to any Intellectual Property;

(o) settle or agree to settle any litigation, action or proceeding relating to any Acquired Company;

(p) discontinue any line of business or dissolve or wind up any of the Acquired Companies;

(q) change in any material respect the policies or practices of the business with regard to the extension of discounts or credit to customers or collection of receivables from customers; or

(r) agree to or authorize any Person to take any of, the foregoing actions.

Section 6.3 Affirmative and Negative Covenants of the Company Stockholder and Furano. Without limiting the generality of Section 6.1, between the date hereof and the Closing, except (i) as otherwise expressly contemplated by this Agreement, or (ii) as consented to in writing by Parent, the Company Stockholder and Furano shall cause the Company to comply with Sections 6.1 and 6.2, and the Company Stockholder shall not (and Furano shall not permit the Company Stockholder to) other than pursuant to this Agreement, (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift) or otherwise encumber or subject (or allow to become subject) to any Lien (collectively, “Transfer”) or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, or the creation or offer of any derivative security in respect of, any shares of Company Common Stock, to or with any Person other than pursuant to the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any shares of Company Common Stock, and shall not commit or agree to take any of the foregoing actions. The Company Stockholder shall not (and Furano shall not permit the Company Stockholder to) deposit any shares of Company Common Stock in a voting trust.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Access. Between the date of this Agreement and the Effective Time, upon reasonable notice, subject to applicable antitrust Laws and regulations relating to the exchange of information, Company shall, and shall cause each of the Acquired Subsidiaries to, (i) afford to Parent and the officers, employees, accountants, counsel and other representatives of Parent (the “Representatives”), reasonable access during normal business hours to all of the properties, books, contracts, commitments and records of the Company and the Acquired Companies, and during such period, Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Acquired Companies’ business, (ii) permit Parent and Representatives to make such inspections thereof as may reasonably be requested, and (iii) cause the officers of each of the Acquired Companies to furnish Parent and Representatives with such financial and operating data and other information with respect to the business and properties of the Acquired Companies as Parent and Representatives may from time to time reasonably request. Parent agrees that it will not, and it will cause its representatives not to, use any information obtained pursuant to this Section 7.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Non-Disclosure Agreement, dated as of September 13, 2006 (the “NDA”), by and between Company and Parent, shall apply with respect to information furnished by Company and its representatives thereunder or hereunder and any other activities contemplated thereby or hereby, until the Effective Time.

Section 7.2 Stockholder Approval. Concurrent with the execution and delivery of this Agreement, the Company shall furnish to Parent, Merger Subsidiary and Sister Subsidiary the written consent of the Company Stockholder, which consent constitutes the only pre-closing action necessary by the stockholders of the Company required in order to approve and adopt the Merger, this Agreement and the transactions contemplated herein under the organizational documents of the Company as currently in effect, the CCC and the DGCL. At no time while this Agreement is in effect shall the Company Stockholder withdraw or otherwise amend such consent without the prior written consent of Parent, except in connection with the termination of this Agreement pursuant to Article X. The Company Stockholder hereby waives any appraisal rights with respect to all shares of Company Common Stock owned (of record or beneficially) by the Company Stockholder in connection with the Merger that the Company Stockholder may have.

Section 7.3 Commercially Reasonable Efforts; Notification; Hart-Scott-Rodino Act Filings. (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 7.3, each of the Company Stockholder, Furano, Company and Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) preparing and filing of all forms, registrations and notices required to be filed, obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority under or in accordance with any applicable competition Law in any foreign nation, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Without limiting the generality of the foregoing, as soon as may be reasonably practicable, and in no event later than five (5) Business Days after the date hereof, Parent and the Company each shall file (or, as applicable, cause the ultimate parent entity to file) with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the Parties. The parties shall use their reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act and any other merger notification or control laws and regulations of any applicable jurisdiction and take all commercially reasonable actions to have declared effective or approved by any such applicable Governmental Authority the transactions contemplated by this Agreement and all documents and notifications filed in connection therewith. Parent and the Company each shall promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate, and each will make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. No party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority to delay or not to consummate the Merger or any of the other transactions contemplated by this Agreement except with the prior written consent of the other party.

Section 7.4 Fees and Expenses. Except as provided in Section 9.1, whether or not the Merger is consummated, each of the parties hereto shall bear its own expenses in connection with the negotiation and execution of this Agreement, including all fees and expenses of its legal counsel, investment bankers, financial advisors and accountants. The Company Stockholder, on the one hand, and Parent, on the other hand, shall each pay 50% of all applicable fees paid to any Governmental Authority in connection with the filings made pursuant to Section 7.3.

Section 7.5 Public Announcements. Neither the Acquired Companies (prior to Closing), nor Furano or the Company Stockholder at any time will issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the Parent, provided, however, that the provisions of this Section 7.5 will not prohibit any disclosure required by any applicable Law.

Section 7.6 Certain Tax Matters.

(a) Cooperation With Respect to Taxes.

(i) The Company shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authority all federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or with respect to any Acquired Company on or prior to the Closing Date in a manner consistent with past practice of the Company and in accordance with applicable Law, and shall remit to the relevant Governmental Authority all Taxes required to be paid;

(ii) Parent shall, or shall cause Sister Subsidiary and the Acquired Companies to, prepare or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns of any Acquired Company relating to a Pre-Closing Tax Period but due after the Closing Date in a manner consistent with the past practice of the Company and in accordance with applicable Law. Parent shall provide each such Tax Return to the Company Stockholder no later than thirty (30) days prior to the due date for filing such Tax Returns for the review and comment of the Company Stockholder. Any suggested changes by the Company Stockholder to such Tax Returns shall be made unless they are inconsistent with the past practice of the Company or not in accordance with applicable Law. The Tax Returns shall not be filed without the consent of the Company Stockholder, which consent may not be unreasonably withheld. The Company Stockholder shall reimburse Parent for any Taxes due with respect to such Tax Returns of any Acquired Company relating to a Pre-Closing Tax Period, to the extent not accrued and taken into account in the determination of Actual Working Capital, within ten (10) days following the date any such Taxes are paid by Parent;

(iii) Parent shall, or shall cause the Acquired Companies to, prepare or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns of any Acquired Company relating to a Straddle Period in a manner consistent with the past practice of the Company and in accordance with applicable Law. The Company Stockholder shall reimburse Parent for any Straddle Period Tax allocated to the portion of the Straddle Period ending on the Closing Date in accordance Section 7.7, to the extent not accrued and taken into account in the determination of Actual Working Capital, within ten (10) days following the date such Taxes are paid by Parent; and

(iv) If any Acquired Company or Sister Subsidiary receives any written notice from any taxing authority relating to an audit (whether pending or threatened) of any Tax Return filed by an Acquired Company or proposing an adjustment to any Tax payable by an Acquired Company for a Pre-Closing Tax period, such company shall give prompt written notice thereof to Parent and Company Stockholder, which notice shall either describe in reasonable detail the audit or proposed adjustment or be accompanied by a copy of the written notice from the taxing authority. The Company Stockholder shall have the right to engage a C.P.A. or tax attorney who will fully participate at all times with Sister Subsidiary’s designated C.P.A. or tax attorney, if any (at Sister Subsidiary’s option), in connection with all matters related to the audit (e.g. responses to all document requests by the taxing authority, meeting with representatives of the taxing authority, any settlement discussions or offers, etc.) If the audit involves only periods and issues preceding the Closing, the Company Stockholder’s designated representative will take the lead and make all decisions regarding the audit process, subject to the approval of Sister Subsidiary, which shall not be unreasonably withheld, and the Company Stockholder and Furano shall be jointly and severally responsible for all of their costs and expenses related to the audit (including all costs of their counsel, accountants and other advisers). If the audit involves periods ending before and after the Closing or issues that will have an impact on Sister Subsidiary or Acquired Companies both before and after the Closing, the representatives of the Company Stockholder and Sister Subsidiary will jointly make all decisions regarding the audit, with the consent of all parties not to be unreasonably withheld, and each party shall pay its own costs and expenses related to the audit. If the representatives of the Company Stockholder and Sister Subsidiary should disagree on any decision related to the audit, a tax accountant designated by Auditor (the selection of such accountant to be reasonably acceptable to both the Company Stockholder and Sister Subsidiary) shall resolve the disagreement, with the parties hereby agreeing to follow the action recommended by such accountant. Notwithstanding anything to the contrary in this Agreement, if resolution of any issue in any audit could have a not insubstantial effect on the Tax liability of any Acquired Company for any period (or portion thereof) after the Closing, the consent of Parent shall be required, which consent may be withheld in Parent’s sole discretion (unless the not insubstantial effects can be remedied solely by monetary compensation, in which case Parent’s consent may not be unreasonably withheld if Parent is paid adequate monetary compensation for all such possible effects). Parent shall not, and shall cause each of the Sister Subsidiary and the Acquired Companies to not, file an amended Tax Return for any Acquired Company with respect to a Pre-Closing Tax Period for the purpose of shifting liability for any Tax of any Acquired Company (or successor thereof) for any taxable period after a Pre-Closing Tax Period to a Pre-Closing Tax Period.

(v) The Company Stockholder and Furano and, after the Closing, the Sister Subsidiary and the Acquired Companies, shall cooperate fully, as and to the extent reasonably requested by the other party or parties, in connection with the filing of any Tax Returns for the Acquired Companies, the filing and prosecution of any Tax claims and any audit, litigation or other proceeding with respect to Taxes of the Acquired Companies. Such cooperation shall include the retention of all books and records relating to the Acquired Companies’ Taxes for a period of seven (7) years after the filing date for the Company’s tax return with respect to the period ending on or before the Closing Date and (upon the other party’s request and expense) the provision of records, information and testimony which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(vi) Any Tax refund related to any adjustment to Tax relating to the Acquired Companies for any Pre-Closing Tax Period shall be for the account of Furano and the Company Stockholder.

(b) Merger Consideration Allocation. For all Tax purposes, the parties shall allocate all of the consideration to be paid pursuant to Section 2.8 to either the Common Stock or the covenants against competition as set forth in Section 7.12 and shall not allocate any such consideration to any other agreements or obligations. Any payments made under Article IX shall be treated for all Tax purposes as an adjustment to the purchase price for the Common Stock.

(c) The parties agree that the Merger will be treated as a reorganization pursuant to Section 368(a) of the Code, and no party shall take any action inconsistent with such treatment.

(d) None of the parties shall cause the Sister Subsidiary or any of the Acquired Companies to engage in a transaction on the Closing Date that is not in the ordinary course of business of the Acquired Companies, unless such transaction is specifically contemplated by this Agreement.

Section 7.7 Straddle Period and Straddle Period Tax. For purposes of this Section 7.7:

(a) In the case of Taxes that are payable with respect to any taxable period the beginning or ending of which does not occur by reason of the Merger and that spans the Closing Date or the day before the Closing Date (a “Straddle Period”), the portion of any such Tax (“Straddle Period Tax”) that is allocable to the portion of such Straddle Period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the Closing Date and the parties hereto shall elect to do so if permitted by applicable Laws; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of any of the Acquired Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(b) Any credit or refund resulting from an overpayment of Taxes (and associated interest) for a Straddle Period shall be attributed to the portion of the Straddle Period ending on the Closing Date and/or the portion of the Straddle Period beginning after the Closing Date based upon the method employed in Section 7.7(a) taking into account the type of Tax to which the credit or refund relates. In the case of any Tax paid based upon or measured by capital (including Working Capital or long-term debt) or intangibles, any amount thereof required to be apportioned under Section 7.7(a) shall be computed by reference to the level of such items on the Closing Date.

Section 7.8 Reserved.

Section 7.9 Resale Registration Statement. Parent shall use commercially reasonable best efforts to effect a registration by filing a registration statement with the SEC (the “Resale Registration Statement”) pursuant to terms of the Registration Rights Agreement.

Section 7.10 Notice of Developments. From time to time between the date hereof and prior to the Closing, the Company, the Company Stockholder and Furano shall as promptly as practical supplement and amend the Company Disclosure Schedules with respect to any matter of which it or he becomes aware that would result in the failure to satisfy the conditions set forth in Section 8.2. Further, the Company, the Company Stockholder and Furano shall have the right to amend the Company Disclosure Schedules, from time to time, prior to the Closing to add a statement to any applicable section of the Company Disclosure Schedules which would otherwise be untrue on the Closing Date. Any such supplement, amendment or notice by the Company shall not be deemed to cure any breach of any representation or warranty made in this Agreement for purposes of determining satisfaction of the conditions set forth in Article VIII or Parent’s termination rights under Section 10.1 or to effect, limit or modify in any manner the indemnification obligations of the Company, the Company Stockholder and Furano pursuant to Article IX. Notwithstanding the foregoing, the Company, the Company Stockholder and Furano shall have no liability for indemnification pursuant to Article IX on account of a breach of a representation or warranty, to the extent that (i) the matter or event which causes the breach first arose after the date of this Agreement, (ii) such matter or event is disclosed in a revised Schedule delivered to the Parent on or prior to the Closing Date, and (iii) the Parent has the right to terminate this Agreement based on upon such breach but elects to proceed with the Closing.

Section 7.11 Exclusivity. (a) From the date hereof until the Closing Date, none of Furano, the Company Stockholder or the Company will, directly or indirectly, through any officer, director, employee, agent (including financial advisors), partner or otherwise, continue, solicit, entertain, initiate, facilitate or participate in or encourage discussions or negotiations with, or the submission of bids, offers or proposals by, any Person with respect to, whether directly or indirectly, an acquisition of any Acquired Company or a financing of any Acquired Company, or any acquisition of any capital stock or other equity or other interest of or in any Acquired Company or any assets of any Acquired Company, by any means whatsoever, or enter into any agreement, arrangement or understanding regarding any of the foregoing, and the Company Stockholder, Furano or the Company, as the case may be, shall notify Parent promptly (and in any event within two business days) if any such bids, offers or proposals are received, or any such negotiations or discussions are sought and, if represented the material terms thereof. The Company, Furano and the Company Stockholder will immediately cease and terminate any discussions or negotiations with any third party that are ongoing with respect to any transaction of the type or similar to those described in the immediately preceding sentence. In addition, from the date hereof until the Closing Date, except as required by applicable Law, none of Furano, the Company Stockholder or the Company will, directly or indirectly, through any officer, director, employee, agent (including financial advisors), partner or otherwise disclose any information not customarily disclosed to any Person (other than Parent, Merger Subsidiary and Sister Subsidiary) in the ordinary course of the Company’s business consistent with past practice concerning any Acquired Company or afford to any such other Person access to any Acquired Company’s properties, books or records without the prior written consent of Parent.

(b) The Company Stockholder, Furano and the Company acknowledge that, in the event of a breach of Section 7.11(a), the damage or imminent damage to the value and the goodwill of Parent shall be inestimable and that therefore any remedy at Law or in damages would be inadequate. Accordingly, the parties hereto agree that, following prior written notice to the Company Stockholder, Furano or the Company, as the case may be, Parent shall (without the necessity of posting any bond or other security), in addition to Losses incurred by reason of any such breach, be entitled to injunctive relief, including specific performance, with respect to any such breach against the breaching party.

Section 7.12 Covenant Against Competition.

(a) Noncompetition. Furano covenants that he will not, during the period ending on the later of (x) the five year anniversary of the Closing Date and (y) the one year anniversary of the date Furano ceases to be employed by Parent, an Acquired Company or any of their Affiliates (provided that this clause (y) shall not apply if such employment is terminated by the Company without Cause or by Furano for Good Reason, as such terms are defined in the Furano Employment Agreement) (the parties contemplate that Parent and/or its Affiliates, or any Person acquiring title to the goodwill or ownership of Acquired Companies from Parent will carry on a business similar to that of the Acquired Companies during such period), for his own account or jointly with another, directly or indirectly, for or on behalf of any Person (other than Parent or an Affiliate of Parent), as principal, agent or otherwise:

(i) own, control, manage, be employed by, render consulting services to, or otherwise participate in any business similar to that engaged in by the Acquired Companies as of the Closing Date (the “Restricted Business”), which for purposes of clarity, includes, without limitation, the Business.

By way of example, if the Acquired Companies sell merchandise related to performing artists through a website, Furano shall not be precluded from selling unrelated products (such as appliances) through websites. Notwithstanding the foregoing, Furano may own up to two percent (2%) of the outstanding capital stock of any publicly-traded corporation engaged in a Restricted Business.

(ii) recruit, induce, solicit for employment, or employ, or in any manner attempt to recruit, induce, solicit for employment or employ, any person who is at such time employed by any Acquired Company, Parent or Affiliate of Parent (if Furano had knowledge of such employment by the Parent or Affiliate of the Parent)(or who had been so employed during the preceding five (5) months), whether or not such employment is (or was) pursuant to a written contract and whether or not such employment is (or was) at will, other than Furano’s secretary/assistant and Kym Furano.

(iii) solicit, contact or deal with: (i) any Person that is at such time, or in the case of any Acquired Company during the five-year period preceding the Closing Date was, a customer, supplier or business associate of any Acquired Company, Parent or Affiliate of Parent, or (ii) any Person from whom any Acquired Company, Parent or Affiliate of Parent solicited business or with whom any Acquired Company Group, Parent or Affiliate of Parent discussed a potential business relationship at any time during the preceding twenty four (24) months, or (iii) in the case of any Acquired Company during the five-year period preceding the Closing Date, in each case for clauses (i), (ii) and (iii), for the purpose of offering or providing services or products which are competitive with services or products provided by any Acquired Company, Parent or Affiliate of Parent.

(iv) cause or seek to cause to be terminated or adversely affected, any agreement or arrangement of any kind to which any Acquired Company, Parent or Affiliate of Parent is a party or from which it benefits; or

(v) seek to adversely affect the ongoing relationships between any Acquired Company, Parent or Affiliate of Parent, on the one hand, and their respective suppliers, customers and professional and business contacts, on the other.

(b) Acknowledgement. Furano acknowledges that the Acquired Companies represent a global business that has physical presence throughout the world and that many aspects of the business can be conducted through electronic means from virtually any location in the world. Accordingly, Furano agrees that it is both reasonable and appropriate to make the geographic area of the restrictive covenants in this Section 7.12 global. Furano agrees that imposing a more limited geographic area would seriously undermine the efficacy of this Section 7.12 and the protections that it is intended to provide. Furano recognizes the importance of the covenants contained in this Section 7.12 and acknowledges that, based on his past experience, and the projected expansion of the business, the restrictions imposed herein are: (a) reasonable as to scope, time and area; (b) necessary for the protection of Parent’s legitimate business interests, including the trade secrets, goodwill, and relationships with customers and suppliers purchased by Parent pursuant to this Agreement; and (iii) not unduly restrictive of any rights of Furano. Furano acknowledges and agrees that the covenants contained in this Section 7.12 are essential elements of this Agreement and that but for these covenants Parent would not have agreed to acquire the Acquired Companies. The existence of any claim or cause of action against Parent by Furano, whether predicated on Parent’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of the covenants contained in this Section 7.12.

(c) Specific Performance. If Furano commits a breach of any of the provisions of this Section 7.12, Parent shall have the right and remedy, in addition to any others that may be available, at law or in equity, to: (i) have the provisions of this Section 7.12 specifically enforced by any court in any country having equity jurisdiction, through injunctive or other relief, it being acknowledged that any such breach will cause irreparable injury to Parent, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Parent; and (ii) collect all reasonable costs of enforcement of this Agreement, including reasonable attorneys’ fees and costs, from Furano.

(d) Severability. If any covenant contained in this Section 7.12, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

(e) Consideration. The parties agree that $50,000 of the Cash Merger Consideration will be allocated as consideration to the noncompetition covenant. Notwithstanding the foregoing, Furano acknowledges that Live Nation would not have entered into the transactions contemplated herein without the covenants set forth in this Section 7.12. In the event of a breach of the covenants set forth in this Section 7.12, the parties acknowledge and agree that such allocation shall not be deemed to be a measure of the damages that would result from such a breach and Furano and the Company Stockholder agree that at no time shall they argue or in any way assert in any proceeding contemplated by Section 11.3 hereof or otherwise, that such consideration is a measure of the damages resulting from such breach.

Section 7.13 Access to Records. For a period of five (5) years after the Closing Date, or such longer period, if any, as is consistent with Parent’s own record retention policies, Parent agrees to preserve and to make available to the Company Stockholder for inspection and copying at reasonable times all financial books and records of the Company and the Acquired Subsidiaries delivered to Parent.

Section 7.14 Special Provisions Relating to Artist Advances.

(a) Guarantee of Artist Advances. The Company Stockholder and Furano hereby jointly and severally represent and warrant to Parent that the unrecouped balances of all Artist Advances made by the Acquired Companies as of September 30, 2007 are as set forth on Schedule 7.14(a). Following Closing, the Company Stockholder and Furano shall amend Schedule 7.14(a) to set forth and hereby jointly and severally represent and warrant to Parent that Schedule 7.14(a) will set forth the unrecouped balances of all Artist Advances made by the Acquired Companies as of the Closing Date, which shall include, without limitation, the unrecouped balances of all Artist Advances included in the Actual Closing Date Balance Sheet. The Company Stockholder and Furano hereby jointly and severally guarantee the recovery of the unrecouped balances of the Artist Advances which are set forth on Schedule 7.14(a) as of the Closing, net of the “Negotiated Reserve” (as defined below) (the “Guaranteed Unrecouped Advances”) by recoupment or repayment, at the times and in accordance with the provisions set forth below. For purposes of this Section 7.14, the “Negotiated Reserve” shall mean the amount of $1,350,000.

(b) Recoupment of Artist Advances.

(i) Subject to subsection (ii) below, Furano will have the unlimited right to cause Parent and/or Acquired Companies to take all lawful actions, he deems appropriate, against any Artist or other Person (1) whose rights are being exploited pursuant to the underlying artist agreement, and/or (2) who was paid any part of a Guaranteed Unrecouped Advance to recover the Guaranteed Unrecouped Advance from such Person by recoupment or repayment. Such actions may include, without limitation, the commencement of arbitration and/or legal proceedings against the Artist, and/or the settlement or compromise of the amounts constituting any Guaranteed Unrecouped Advance (provided, that, any such settlement or compromise will not affect the obligations of the Company Stockholder and Furano pursuant to Sections 7.14(c) and (d) below, except with respect to amounts actually paid). All out-of-pocket costs, fees and expenses incurred by Parent at the direction of Furano pursuant to this subsection (i) shall be paid 50% by Parent and the remaining 50% jointly and severally by Furano and the Company Stockholder. Furano shall exercise his sound business judgment in directing the Parent and/or Acquired Companies to incur any out of pocket costs, fees or expenses in connection with the recoupment or repayment of the Guaranteed Unrecouped Advances.

(ii) If Parent restricts or limits Furano in writing in taking any action or advises Furano in writing that he is not permitted to take any action under Section 7.14(b)(i) above (which in each case it may do so in its sole and absolute discretion) with respect to any Guaranteed Unrecouped Advance, then neither the Company Stockholder nor Furano will have any further indemnity obligations for such Guaranteed Unrecouped Advance pursuant to Sections 7.14(c) and (d) below.

(iii) If Furano ceases to be employed by Parent, he shall continue to have the rights set forth in clause Section 7.14(b)(i) above and the provisions of this Section 7.14 shall continue to apply to the Guaranteed Unrecouped Advances, notwithstanding such termination of his employment. Parent agrees that it, except as set forth in Section 7.14(b)(i) at no charge to Furano, shall assist Furano in taking the actions he deems appropriate under Section 7.14(b)(i), including making reasonably available to Furano employees necessary to assist with the taking of such actions for purposes of supplying information, testimony or otherwise, to the extent that such participation is not unreasonably disruptive to the ongoing business of Live Nation or the Acquired Companies. Furano shall have the authority, on behalf of the Acquired Companies and Parent, to negotiate, compromise and settle the matters related to the recovery of the Guaranteed Unrecouped Advances (provided, that, any such negotiations, settlement or compromise will not affect the obligations of the Company Stockholder and Furano pursuant to Section 7.14(c) below, except with respect to amounts actually paid).

(iv) To the extent that after the Closing additional advances are made by the Parent and/or Acquired Companies to any Person who has an unrecouped balance comprising part of the Guaranteed Unrecouped Advances, then any recoupment from or repayment by such Person to the Parent and/or Acquired Companies shall be applied on a “FIFO” basis (i.e. first applied to the oldest advances and then chronologically therafter). Notwithstanding anything to the contrary set forth herein or in the Furano Employment Agreement or elsewhere, under no circumstances may additional advances be made to any Person who has an unrecouped balance comprising part of the Guaranteed Unrecouped Advances without the prior written consent of Michael Cohl or any successor to his office with Parent.

(c) Indemnity for Unrecouped Accounts as of December 31, 2010.

(i) Parent shall notify the Company Stockholder and Furano of each Guaranteed Unrecouped Advance which has been “written off” (or could have been “written off” reserved against or deemed uncollectible in accordance with GAAP had the guarantee pursuant to this Section 7.14 not been in effect) by Parent in its books and records between the Closing Date and December 31, 2010, promptly following each fiscal quarter of Parent.

(ii) On or before January 30, 2011, the Company Stockholder and Furano shall jointly and severally pay Parent, an amount equal to (A) the balance of the Guaranteed Unrecouped Advances which have been written off (or could have been “written off” reserved against or deemed uncollectible in accordance with GAAP had the guarantee pursuant to this Section 7.14 not been in effect) by the Parent between the Closing Date and December 31, 2010 and which have not been recouped or repaid by such date, net of the Negotiated Reserve plus (B) accrued interest on the amount paid pursuant to the preceding clause (A) at the rate of the Parent’s average rate of borrowing under its credit facility per year from the Closing Date until the date of payment pursuant to this Section 7.14(c)(ii).

(d) Indemnity for Unrecouped Accounts on the Fifth Anniversary of Closing. Within thirty (30) days following the fifth anniversary of the Closing Date, the Company Stockholder and Furano shall jointly and severally pay Parent, an amount equal to (A) the unrecouped balance of all Guaranteed Unrecouped Advances which were not paid pursuant to Section 7.14(c) above, net of the Negotiated Reserve (to the extent such Negotiated Reserve was not exhausted pursuant to Section 7.14(c)(ii) above) plus (B) accrued interest on the amount paid pursuant to the preceding clause (A) at the rate of the Parent’s average rate of borrowing under its credit facility per year from the Closing Date until the date of payment pursuant to this Section 7.14(d).

The Guaranteed Unrecouped Advances for which payment is made by the Company Stockholder and Furano pursuant to Section 7.14(c) and/or Section 7.14(d) above are referred to collectively herein as the “Paid Guaranteed Accounts”.

(e) Recovery of Paid Guaranteed Accounts. If Parent recovers any portion of a Paid Guaranteed Account whether by recoupment or repayment (a “Recovery”), Parent shall repay such Recovery to the Company Stockholder. In determining the amount of any Recovery to be paid, Parent shall deduct from the cash collected all reasonable third party legal and other external collection expenses incurred by Parent and its Affiliates (including the Acquired Companies) after the Closing with respect to the collection of such Paid Guaranteed Account.

(f) Assignment of Paid Guaranteed Accounts. At Furano’s request, Parent shall assign any Paid Guaranteed Account and the right to any revenues under the respective underlying artist agreement to Furano. Following such assignment, Furano may pursue the collection (including, in the name of Parent and/or the Acquired Companies) of such Paid Guaranteed Account and all revenue under the related underlying artist agreement in his sole discretion and at his sole cost and expense, up to an amount equal to the amount paid by the Company Stockholder or Furano with respect to the Paid Guaranteed Account. Parent agrees that it, at no charge to Furano, shall assist Furano in taking the actions he deems appropriate under this Section 7.14(f), including making reasonably available to Furano employees necessary to assist with the taking of such actions for purposes of supplying information, testimony or otherwise, to the extent that such participation is not unreasonably disruptive to the ongoing business of Live Nation or the Acquired Companies; provided that all out-of-pocket costs and expenses incurred after such assignment will be jointly and severally paid by Furano and the Company Stockholder. Furano shall have the authority, on behalf of the Acquired Companies and Parent, to negotiate, compromise and settle the matters related to the Paid Guaranteed Accounts. To the extent any of the Paid Guaranteed Accounts or rights under the relevant underlying artist agreement may not be assigned, Parent shall take all actions necessary in order to grant Furano the same rights he would have upon such an assignment.

(g) Parent. Notwithstanding the foregoing, should Parent cause any party to compromise or otherwise settle any action taken by Furano hereunder or any other matter with respect to a Guaranteed Unrecouped Advance without the prior written consent of Furano, then neither the Company Stockholder nor Furano will have any further indemnity obligations for such Guaranteed Advance pursuant to Sections 7.14(c) and (d). Notwithstanding the foregoing, Parent shall not and shall not cause any party to compromise or otherwise settle any action taken by Furano hereunder or any other matter with respect to a Paid Guaranteed Account without the prior written consent of Furano.

(h) Winterland. If the Acquired Companies or Parent recover any of the unrecouped balance of the Artist Advances set forth on Schedule 7.14(h) (the “Winterland Advances”) by recoupment, repayment or otherwise, which Winterland Advances were not included as current assets on the Actual Closing Balance Sheet (the “Winterland Recovery”), then any payments that Furano and/or the Company Stockholder are required to make under this Section 7.14 shall be offset by an amount equal to 50% of such Winterland Recovery. Furano shall have all of the rights set forth in this Section 7.14(b)(i) with respect the Winterland Advances.

(i) Security. To secure the obligations of the Company Stockholder and Furano to Parent pursuant to this Section 7.14, on the Closing Date, the Company Stockholder will execute and deliver a Pledge Agreement to Parent substantially in the form attached as Exhibit C (the “Pledge Agreement”), whereby Parent shall retain shares of Parent Common Stock which have a value of Five Million Dollars ($5,000,000) based on the Stock Value, and which would otherwise have been deliverable to the Company Stockholder as part of the Stock Consideration at Closing. At Furano’s request, from time to time, Parent will in good faith review the remaining unrecouped balance with respect to the Guaranteed Unrecouped Advances and, to the extent it deems in its good faith judgment that it is oversecured, Parent will release such portion of the pledged shares as it deems to be reasonably appropriate. After the payment of the Paid Guaranteed Accounts pursuant to Sections 7.14(c) and (d) above, the obligations of the Company Stockholder and Furano under this Section 7.14 shall cease and the pledged shares remaining pledged pursuant to the Pledge Agreement shall be released to the Company Stockholder.

(j) Adjustment to Closing Merger Consideration. Any payments made by the Company Stockholder or Furano under this Section 7.14 shall be, to the extent permitted by Law, an adjustment to the Final Merger Consideration.

Section 7.15 Additional Shares. Parent shall cause any additional shares of Parent Common Stock issued to the Company Stockholder hereunder pursuant to the Earnout or otherwise to be duly authorized, validly issued, fully paid and nonassessable, and free and clear from any Liens in respect of the issuance thereof, except as provided in this Agreement and except for Liens created by or imposed upon the holder of such shares, and such shares shall not be subject to any preemptive rights or other restrictions, except as provided in this Agreement or under federal and applicable state securities laws. Such shares shall be issued in compliance with federal securities Laws, applicable state securities Laws and the DGCL.

Section 7.16 NYSE Filing. As soon as practicable following Closing, Parent shall cause the Stock Consideration and any shares to be issued in connection with the Earnout to be listed on the New York Stock Exchange, including filing the notice of issuance of the Stock Consideration and remitting any required filing fees.

Section 7.17 Employment Agreements. Parent acknowledges and agrees that it has consented to certain terms of employment for certain employees of the Acquired Companies, which are set forth on Schedule 7.17 and agrees that following Closing, Parent shall offer employment agreements to such employees reflecting, among other things, such terms.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

Section 8.1 Conditions Precedent to Obligations of Each Party. The obligations of each party to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a) The waiting period, if any, applicable to the consummation of the Merger under the HSR Act, and if applicable under any foreign competition law, shall have expired or been terminated, or approval of the relevant Government Authority otherwise obtained.

(b) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Authority and shall remain in effect, and there shall not be any Law instituted, enacted, promulgated, or adopted that restrains or prohibits the consummation of the Merger.

Section 8.2 Conditions Precedent to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a) The representations and warranties of the Company, the Company Stockholder, Furano or any combination thereof contained in this Agreement (i) that are qualified by “materiality,” “Material Adverse Effect”, “in all material respects”, “in any material respect,” “material,” or similar qualifiers, shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects, in each case of (i) and (ii) on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date, and Parent shall have received with respect to all of the representations and warranties made by the Company, the Company Stockholder, Furano or any combination thereof, a certificate to that effect dated the Closing Date and executed on behalf of the Company, the Company Stockholder and Furano by an authorized officer of the Company, the trustee of the Company Stockholder and Furano.

(b) Each of the covenants, agreements and obligations of the Company, the Company Stockholder and/or Furano to be performed or complied with at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects at or before the Effective Time, and the Company, the Company Stockholder and Furano shall have delivered to Parent a certificate to that effect dated the Closing Date and executed on behalf of the Company, the Company Stockholder and Furano by an authorized officer of the Company, the trustee of the Company Stockholder and Furano.

(c) Parent shall have received the Pledge Agreement executed by the Company Stockholder.

(d) The Company shall have received and delivered to Parent the third-party consents listed on Schedule 8.2(d).

(e) Parent shall have received a duly executed and acknowledged certificate, in form and substance acceptable to Parent and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

(f) Parent shall have received an employment agreement, substantially in the form attached hereto as Exhibit D, executed by Furano (the “Furano Employment Agreement”).

(g) The Registration Rights Agreement shall have been delivered to Parent and duly executed by the Company Stockholder, substantially in the form attached hereto as Exhibit E.

(h) Parent shall have received a copy of the Assignment and Assumption Agreement to be entered into prior to the Closing substantially in the form of Exhibit F, pursuant to which the Company shall have assigned all of its rights and Liabilities and Furano shall have assumed all of such rights and all Liabilities in connection with or related to the arbitration proceeding styled Signatures Network, Inc. v. MLB Advanced Media, L.P.

(i) Parent shall have received Lien waivers from the landlords to each of the leases disclosed on Schedule 3.10 in form and substance acceptable to Parent’s lenders.

Section 8.3 Conditions Precedent to Obligations of Company. The obligations of Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a) The representations and warranties of Parent, Merger Subsidiary, Sister Subsidiary or any combination thereof contained in this Agreement (i) that are qualified by “materiality,” “Material Adverse Effect”, “in all material respects”, “in any material respect,” “material,” or similar qualifiers, shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects, in each case of (i) and (ii) on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date, and the Company Stockholder shall have received with respect to all of the representations and warranties made by Parent, Merger Subsidiary, Sister Subsidiary or any combination thereof, a certificate to that effect dated the Closing Date and executed on behalf of Parent, Merger Subsidiary and Sister Subsidiary by an authorized officer of each of Parent, Merger Subsidiary and Sister Subsidiary.

(b) Each of the covenants, agreements and obligations of Parent, Merger Subsidiary and Sister Subsidiary to be performed or complied with at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects at or before the Effective Time, and Parent, Merger Subsidiary and Sister Subsidiary shall have delivered to the Company Stockholder a certificate to that effect dated the Closing Date and executed on behalf of Parent, Merger Subsidiary and Sister Subsidiary by an authorized officer of each of Parent, Merger Subsidiary and Sister Subsidiary.

(c) The Registration Rights Agreement shall have been delivered to the Company Stockholder duly executed by Parent.

(d) Furano shall have received the Furano Employment Agreement, executed by Parent).

(e) There shall not be in effect any suspension or limitation in trading in Parent Common Stock on the New York Stock Exchange and Parent shall not have received any notice threatening a suspension or limitation.

(f) Parent shall have paid and delivered the Closing Date Merger Consideration in accordance with Section 2.9.

(g) The Pledge Agreement shall have been delivered to the Company Stockholder duly executed by Parent.

(h) Parent shall have caused all Indebtedness and other obligations and Liabilities of the Acquired Companies under the Bank of America Loan Agreement (as defined in Schedule 3.3(b)) to be paid in full and cancelled (including, without limitation, all letters of credit to be returned to Bank of America).

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1 Indemnity by the Company Stockholder and Furano; Indemnity by Parent. (a) Subject to the limitations in Section 9.4, from and after the Closing, the Company Stockholder and Furano agree to jointly and severally indemnify, defend and hold harmless Parent, the Surviving Corporation and each of the Acquired Companies (and their respective Affiliates, successors, agents and representatives) (each, a “Parent Indemnified Party”) from and against any and all claims, demands, suits, proceedings, liabilities, losses (including diminution of value), damages, payments, deficiencies, awards, settlements, assessments, judgments, costs and expenses, including the reasonable fees and disbursements of counsel, interest and penalties (collectively, the “Losses”), which any of such Parent Indemnified Parties shall incur, sustain or suffer in connection with, which relate to or arise out of, or are based upon (i) any inaccuracy in or breach by the Company, the Company Stockholder or Furano of any representation or warranty made by the Company, the Company Stockholder, Furano or any combination thereof in this Agreement or in any certificate delivered pursuant to Section 8.2(a) or (b) (it being agreed that such representations and warranties shall be read for this purpose without regard to any limitation or qualification as to “materiality,” “Material Adverse Effect,” “in all material respects,” “material to the business” or similar qualifiers or words of similar import), (ii) any breach of, default in the performance or failure to comply by the Company, the Company Stockholder or Furano of any covenant, agreement or obligation to be performed or complied with by the Company, the Company Stockholder or Furano pursuant to this Agreement, (iii) subject to the provisions of Section 9.4(j), audits conducted in whole or in part after the Effective Time (including any audits currently ongoing and those which begin following the date hereof and prior to Closing) pursuant to a Contract to which any Acquired Company was a party prior to the Effective Time, but for which the basis of the dispute giving rise to such audit occurred prior to the Effective Time; (iv)(A) any Taxes of any of the Acquired Companies with respect to all Pre-Closing Tax Periods to the extent not set forth as current Liabilities in the Actual Closing Balance Sheet, (B) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Acquired Companies was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation to the extent not set forth as current Liabilities in the Actual Closing Balance Sheet, and (C) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which any Acquired Company was obligated, or was a party, on or prior to the Closing Date to the extent not set forth as current Liabilities in the Actual Closing Balance Sheet; (v) those matters set forth on Schedule 9.1(a) and (vi) in connection with or otherwise related to the Fish Option Agreement to the extent not deducted from the Cash Merger Consideration pursuant to Section 2.13. Notwithstanding anything to the contrary set forth herein, “Losses” (as defined above) shall not include exemplary or punitive damages (it being understood that if such matters are submitted to arbitration there is no inference or presumption that any type of damages which are not set forth in the foregoing list shall be included in Losses unless determined pursuant to the provisions of Section 11.3 herein).

(b) Subject to the limitations in Section 9.4, Parent agrees to indemnify, defend and hold harmless the Company Stockholder (and its trustees, Affiliates, successors, heirs, agents and representatives) (each, a “Company Stockholder Indemnified Party”) from and against all Losses, which the Company Stockholder shall incur, sustain or suffer and which relate to or arise out of or are based upon (i) any inaccuracy in or breach by Parent, Merger Subsidiary or Sister Subsidiary of any representation or warranty contained in this Agreement (it being agreed that the representations and warranties of Parent, Merger Subsidiary and Sister Subsidiary shall be read for this purpose without regard to any limitation or qualification as to “materiality,” “Material Adverse Effect,” “in all material respects,” “material to the business” or similar qualifiers or words of similar import) or in any certificate delivered pursuant to Section 8.3(a) or (b), and (ii) any breach of or default in the performance under or failure to comply by Parent, Merger Subsidiary or Sister Subsidiary of any covenant or agreement made by Parent, Merger Subsidiary or Sister Subsidiary pursuant to this Agreement.

Section 9.2 Claims. (a) Any Parent Indemnified Party shall promptly notify the Company Stockholder of any action, suit, proceeding, demand or breach (a “Claim”) with respect to which the Parent Indemnified Party claims indemnification hereunder pursuant to Section 9.1(a). The Company Stockholder shall promptly notify Parent of any Claim with respect to which any Company Stockholder Indemnified Party claims indemnification hereunder against the Parent pursuant to Section 9.1(b). For purposes of this Agreement, the term “Indemnifying Party” means, as applicable, either the Company Stockholder and Furano, jointly and severally, on the one hand or a Parent Indemnified Party on the other hand, that is an indemnifying party pursuant to, and in accordance with, the provisions of this Article IX, and the term “Indemnified Party” means, as applicable, either a Company Stockholder Indemnified Party on the one hand or a Parent Indemnified Party on the other hand, that is an indemnified party pursuant to, and in accordance with, the provisions of this Article IX. Any failure of the Indemnified Party to give any notice required under this Section 9.2(a) shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent, if at all, that such Indemnifying Party shall have been actually prejudiced thereby.

(b) If any Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”), then the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim. Within twenty (20) days after the Indemnified Party gives written notice of such Third Party Claim pursuant to Section 9.2(a), the Indemnifying Party may assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by providing the Indemnified Party with written notice of its election to assume such defense. After giving such written notice and prior to the assumption of such defense by the Indemnifying Party, the Indemnified Party shall be entitled to take reasonable actions as may be necessary or advisable to preserve any and all rights of the Indemnified Party and the Indemnifying Party with respect to any Third Party Claim pending a determination by the Indemnifying Party as to whether or not to assume the defense of such Third Party Claim pursuant to, and in accordance with, the provisions of this Section 9.2(b), and, so long as the Indemnified Party has given written notice of such Third Party Claim pursuant to Section 9.2(a), the Indemnifying Party shall be responsible for the costs incurred by the Indemnified Party in connection with such reasonable actions to the extent that such reasonable actions are taken after such written notice is given. Notwithstanding the right of the Indemnified Party to retain its own counsel as described below, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim or consent to the entry of any judgment, without the Indemnified Party’s consent, if and only if the following conditions are satisfied:

(i) the Indemnifying Party shall have confirmed in writing that the Indemnifying Party is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii) the Indemnified Party is unconditionally released from all liability in respect of such Third Party Claim;

(iii) there is no finding or admission of any violation of Law or any violation of any of the rights of any Person;

(iv) the judgment or settlement is solely for monetary damages; and

(v) there will be no continuing restrictions on the business of the Indemnified Party arising therefrom.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation, unless (1) the Indemnified Party has been advised by counsel that representation of the Indemnified Party and the Indemnifying Party by the same counsel presents a conflict of interest under applicable standards of professional conduct, (2) the Indemnified Party has been advised by counsel that there may be legal defenses available to it which are different from or in addition to the defenses available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for the Indemnified Party employ separate counsel or (3) the Indemnifying Party shall have failed to prosecute such defense actively, diligently and in good faith. If notice is given to the Indemnifying Party of the assertion of a Third Party Claim and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice of its election to assume the defense of such Third Party Claim, then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith; provided that the Indemnified Party may not, without the prior written consent of the Indemnifying Party, settle or compromise any action, consent to the entry of any judgment or forego any appeal with respect thereto, such consent not to be unreasonably withheld. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

Section 9.3 Method and Manner of Paying Claims. In the event of any Claims under this Article IX, the Indemnified Party shall advise the Indemnifying Party in writing and in reasonable detail of the amount and circumstances surrounding such Claim. With respect to any liquidated Claim, if, within thirty (30) days after providing written notice to the Indemnifying Party, pursuant to Section 9.2, the Indemnifying Party shall not have contested such Claim in writing, such Indemnifying Party shall pay such liquidated Claim within ten (10) days after the expiration of such thirty (30) day period, subject to the limitations set forth in Section 9.4. If any Claim is disputed by the Indemnifying Party, the Indemnifying Party shall satisfy such Claim in full as determined by arbitration pursuant to Section 11.3 no later than 30 days after (i) the date of such determination or (ii) if the determination is appealed, the date upon which all pending appeals with respect to such Claim have been determined.

Section 9.4 Limitations on Indemnification. (a) The Indemnified Parties shall not be entitled to any indemnification in respect of Losses incurred by any Indemnified Party pursuant to Section 9.1(a)(i) or 9.1(b)(i): unless and until the aggregate amount of such Losses plus any unindemnified Audit Losses exceeds $600,000 (the “Deductible Amount”), and then only with respect to such excess; provided, however, that if the Losses with respect to any breach (or series of breaches arising from the same or substantially similar facts or circumstances) do not exceed $5,000, then the Indemnified Parties shall not be entitled to indemnification hereunder with respect to such Losses. Notwithstanding the foregoing, any indemnification arising out of a breach of the representations and warranties contained in Section 3.1, 3.2, 3.4, 3.5, 3.9, 3.14, 3.19, 3.20, 4.1, 4.2, 5.1, 5.2, 5.5, 5.6, 5.7 and 5.10 (collectively the “Fundamental Matters”) will not be subject to any limitations set forth in this Section 9.4(a) or otherwise set forth herein

(b) The aggregate Losses jointly and severally payable by the Company Stockholder and Furano with respect to all Claims for indemnification pursuant to Section 9.1(a)(i), other than the Fundamental Matters, shall not exceed $20,000,000.

(c) The aggregate Losses payable by Parent with respect to all Claims for indemnification pursuant to Section 9.1(b)(i), other than the Fundamental Matters, shall not exceed $20,000,000.

(d) (i) Any Loss for which indemnification is provided to any Parent Indemnified Party under this Agreement shall be reduced to give effect to any insurance proceeds, indemnity, contribution or other payments or recoveries of a like nature actually received by the Parent Indemnified Party in connection with such Loss net of any costs of collections with respect to such policies as a result of such claims. Parent shall use its commercially reasonable efforts to cause the Parent Indemnified Parties to seek the benefits of any insurance, indemnity, contribution or other payments or recoveries of like nature applicable to such Losses; provided, that, if in the Parent’s reasonable, good faith judgment, the making of such a claim is reasonably likely to result in a significant experience based premium increase in an insurance policy it maintains with respect to such claim, then Parent shall not be required to seek the benefits of such policy unless Furano agrees to compensate the Parent for any such significant experience based premium increase which results directly from the making of such claim. No obligation of Parent under this Section 9.4(c) shall limit, delay or otherwise affect the rights of Parent to recover from the Company Stockholder and/or Furano pursuant to Section 9.1(a).

(ii) An Indemnified Party shall not be entitled to multiple recovery for the same Losses.

(e) No Indemnifying Party shall be liable for any Losses pursuant to Section 9.1(a)(i) or Section 9.1(b)(i) hereof unless a written claim for indemnification in accordance with Section 9.3 is given by the Indemnified Party to the Indemnifying Party within the applicable survival period specified in Section 9.4(e) hereof specifying the factual basis of the claim in reasonable detail to the extent then known.

(f) The representations and warranties of the parties contained in this Agreement shall survive the Closing, regardless of any investigation made by or on behalf of Parent, for a period of eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties with regard to Fundamental Matters shall survive the Closing and remain in full force and effect indefinitely, except with respect to the representations and warranties set forth in Section 3.9, which time period shall be limited to the date 30 days following the end of the applicable statute of limitations with respect to claims arising thereunder (taking into account any extension or tolling of such statute of limitations) and (ii) claims in respect of any covenants and agreements set forth in this Agreement to be performed or complied with after the Closing Date shall survive the Closing and remain in full force and effect until the date that is sixty (60) days after the expiration of the applicable statute of limitations. At the end of the time periods specified above, the respective representations and warranties relating thereto shall terminate and be of no further force and effect; provided that all Claims pending at such time shall survive until resolved in accordance with the terms of this Agreement.

(g) The limitations set forth in this Section 9.4 shall not apply to Claims based upon fraud.

(h) The parties hereto acknowledge and agree that, except as set forth in this Section 9.4, following Closing, the sole and exclusive remedy of the Indemnified Parties in respect of any and all claims relating to, in connection with, or arising out of this Agreement and the transactions contemplated hereby, including any Claims under this Article IX, shall be satisfied solely through the indemnification provisions set forth in this Article IX.

(i) Any indemnification payable by the Company Stockholder and Furano hereunder shall be, to the extent permitted by Law, an adjustment to the Closing Date Merger Consideration.

(j) The Parent Indemnified Parties shall not be entitled to indemnification in respect of Losses incurred by the Parent Indemnified Parties pursuant to Section 9.1(a)(iii) unless and until the aggregate amount of such Losses net of any Audit Recoveries (such Losses net of any Audit Recoveries, “Audit Losses”) exceeds $250,000, and then only with respect to such excess. “Audit Recoveries” means the actual amount paid to Parent or any Acquired Company following the Effective Time (net of all third party costs and expenses of investigation, collection or otherwise in connection therewith) resulting from an audit conducted by Parent, the Acquired Company or their respective Affiliates after the Effective Time pursuant to a Contract to which any Acquired Company was a party prior to the Effective Time, but for which the basis of the dispute giving rise to such audit occurred prior to the Effective Time (including any audits currently ongoing and those which begin following the date hereof and prior to Closing).

Section 9.5 Knowledge and Investigation. The right of any Indemnified Party to indemnification pursuant to this Article IX will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Section 9.4. Subject to the provisions of Section 7.10, the waiver of any closing condition contained in this Agreement or in any agreement contemplated hereby, based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Indemnified Party to indemnification pursuant to this Article IX based on such representation, warranty, covenant or agreement.

Section 9.6 Satisfaction of Claims. At the option of the Company Stockholder in its sole discretion, any Losses for which the Company Stockholder is required to indemnify the Parent Indemnified Parties under this Article IX may be satisfied in whole or in part by transferring to Parent for no consideration such number of the shares of Parent Common Stock included within the Stock Consideration (whether registered or not yet registered) that, as of the date of transfer, have a fair market value equal to the amount of the respective Losses or specified part thereof, such fair market value to be calculated as the number of shares transferred multiplied by the average of the closing price of the Parent Common Stock during the ten (10) trading day period ending on the day prior to the date of transfer (i.e. without discount if such shares are not registered under the Securities Act)); provided, however, that the number of shares of Parent Common Stock so transferred multiplied by the Stock Value shall not exceed 40 percent of the amount of the Losses so indemnified.

ARTICLE X

TERMINATION; AMENDMENT; WAIVER

Section 10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Company and Parent;

(b) by either Parent or Company by written notice:

(i) if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

(ii) if the Merger shall not have been consummated on or before January 31, 2008 (the “Final Effective Date”), provided that the Final Effective Date shall be automatically extended for 6 months if (i) on January 31, 2008 any of the conditions set forth in Section 8.1(a) shall not have been satisfied; (ii) each of the other conditions to Closing set forth in Article VIII has been satisfied or waived or remains capable of satisfaction, and (iii) any approvals required by Section 8.1(a) that have not yet been obtained are being pursued diligently and in good faith, provided, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated herein;

(c) by Parent, if Company, the Company Stockholder or Furano breaches any of its or his representations or warranties herein or fails to perform or comply with any of its or his covenants, agreements or obligations under this Agreement, which breach or failure would result in a failure to satisfy the conditions set forth in Section 8.2; provided, that, if such breach is curable within 30 days through the exercise of its or his, as the case may be, commercially reasonable efforts prior to the Final Effective Date after the Acquired Companies, the Company Stockholder or Furano, as the case may be, has received notice of such breach, then Parent may not terminate this Agreement under this subsection 10.1(c) prior to the expiration of a 30 day cure period.

(d) by Company, if Parent, Merger Subsidiary or Sister Subsidiary breaches any of its representations or warranties herein or fails to perform or comply with any of its covenants, agreements or obligations under this Agreement, which breach or failure would result in a failure to satisfy the conditions set forth in Section 8.3; provided, that, if such breach is curable within 30 days through the exercise of its commercially reasonable efforts prior to the Final Effective Date after the Parent has received notice of such breach, then the Company Stockholder may not terminate this Agreement under this subsection 10.1(d) prior to the expiration of a 30 day cure period.

Section 10.2 Effect of Termination. If this Agreement is so terminated and the Merger is not consummated, this Agreement shall forthwith become void and shall have no further force or effect other than the confidentiality provisions of Section 7.1 and the provisions of Sections 7.4, 7.5, and 10.2, Article XI and Exhibit A; provided, that nothing contained in this Section 10.2 shall relieve any party from liability arising in respect of any breaches of this Agreement, including any representation, warranty, covenant or agreement contained herein by any party hereto prior to such termination; provided, that, if the matter or event which caused such breach first arose after the date hereof (for purposes of clarity, this clause shall not apply to an event which first arose prior to the date hereof, but is not first discovered until after the date hereof, as the date of discovery is not relevant to this determination), then the breaching party shall have no liability with respect thereto unless such breach was willful and intentional.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Entire Agreement; Assignment. This Agreement (and the Exhibits and Schedules hereto) and the NDA (i) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof, and (ii) without the written consent of the other parties, shall not be assigned by any party by operation of Law or otherwise, provided that this Agreement may be assigned by the Parent to any lender of the Parent directly, or as collateral for any obligation of the Parent or its Affiliates to their lenders, without the consent of the parties hereto (provided, that the Parent notifies the Company Stockholder of such action).

Section 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, overnight delivery service from a national carrier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to Parent, Merger Subsidiary or Sister Subsidiary:

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: Michael Rowles

Telephone: (310) 867-7000

Telecopy: (310) 861-0686

with a copy to:

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, Florida 33131

Attention: Gary Epstein

Telephone: (305) 579-0894

Telecopy: (305) 579-0717

if to Company:

Signatures SNI, Inc.

345 N. Maple Drive, Suite 285

Los Angeles, California 90210

Attention: Dell R. Furano

Telephone: (310) 492-9705

Telecopy: (310) 492-9707

with copies to:

Grubman Indursky & Shire, P.C.

Carnegie Hall Tower

152 West 57th Street

New York, New York 10019

Attention: Arthur I. Indursky

Telephone: (212) 554-0402

Telecopy: (212) 554-0478

and

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067
Attention: Ian C. Wiener
Telephone: (310) 203-7637

Telecopy: (310) 203-7199

if to Company Stockholder or Furano:

Dell Furano

Signatures SNI, Inc.

345 N. Maple Drive, Suite 285

Los Angeles, California 90210

Telephone: (310) 492-9705

Telecopy: (310) 492-9707

with copies to:

Grubman Indursky & Shire, P.C.

Carnegie Hall Tower

152 West 57th Street

New York, New York 10019

Attention: Arthur I. Indursky

Telephone: (212) 554-0402

Telecopy: (212) 554-0478

and

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067
Attention: Ian C. Wiener
Telephone: (310) 203-7637

Telecopy: (310) 203-7199

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.3 Governing Law; Arbitration. (a) This agreement shall be governed by, and construed in accordance with, the laws of the State of California, except for the internal matters of any corporation or other entity, which shall be governed by the laws of the jurisdiction of incorporation or formation of such corporation or other entity.

(b) Except as otherwise set forth herein including in Section 7.12(c), any controversy, dispute, or claim between the parties relating to this Agreement or the transactions contemplated hereby, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement, shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 11.3 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Except as otherwise set forth herein including in Section 7.12(c), arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable provision, for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.

(c) In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(d) This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this Section 11.3 the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he, she or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

(e) Any filing or administrative fees shall be borne initially by the party requesting arbitration. During the arbitration, the parties shall bear equally the costs and fees of the arbitrator. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s reasonable costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

(f) The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this Section 11.3, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Section 11.3 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(g) Unless mutually agreed by the parties otherwise, any arbitration shall be held in the City of Los Angeles, California.

Section 11.4 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent, Sister Subsidiary, the Company and the Company Stockholder, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 11.5 Parties in Interest. Except as set forth in Article IX, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.6 Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

Section 11.7 Execution of this Agreement. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible and that the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Section 11.9 Disclosure Schedules. Any item that is disclosed in any part of the Company Disclosure Schedules or the Parent Disclosure Schedules with sufficient specificity so that it is apparent on the face of such Schedule that such disclosure is also applicable to one or more parts of such Schedule shall also be deemed disclosed for purposes of such other parts of such Schedule to which disclosure is applicable. Terms used in any Schedule to this Agreement and not otherwise defined in such Schedule shall have the respective meanings ascribed to such terms in this Agreement. The inclusion of information in the Company Disclosure Schedules and the Parent Disclosure Schedules, or in any supplement thereto shall not be deemed to be an admission or acknowledgment that such information is required to be listed therein or is material to any party or outside the Ordinary Course of Business, and no disclosure therein relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that such breach or violation exists or has actually occurred.

Section 11.10 Interest. All arrearages in the payment of any sums due to any party hereto under the provisions of this Agreement shall bear interest from the due date until paid at the lesser of (i) the per annum amount that is equal to the “prime rate” minus 2% and (ii) the highest rate of interest then allowable pursuant to applicable Law. “Prime rate” as of a particular date means the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the prime rate must be determined, the prime rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

Section 11.11 Disclaimer Regarding Projections. In connection with Parent’s investigation of the Company and the Acquired Subsidiaries, Parent and its Affiliates and representatives have received from the Company and/or representatives thereof, projections and other forecasts and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and forecasts and plans so furnished to it, and that Parent shall have no claim against anyone with respect thereto. Parent acknowledges that none of the Company, the Company Stockholder or Furano makes any representation or warranty with respect to such projections, forecasts or plans.

Section 11.12 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed or complied with in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 11.13 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

Section 11.14 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement of Merger to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

PARENT

LIVE NATION, INC.

By /s/ Michael Rapino
Name: Michael Rapino
Title: President and Chief Executive Officer

LIVE NATION, INC.

By: /s/ Michael Rowles
Name: Michael Rowles
Title: Secretary

MERGER SUBSIDIARY:

SNI ACQUISITION MERGER SUBSIDIARY I, INC.

By: /s/ Michael Rapino
Name: Michael Rapino
Title: President and Chief Executive Officer

SNI ACQUISITION MERGER SUBSIDIARY I, INC.

By: /s/ Michael Rowles
Name: Michael Rowles
Title: Secretary

SISTER SUBSIDIARY:

SNI ACQUISITION MERGER SUBSIDIARY II, INC.

By: /s/ Michael Rapino
Name: Michael Rapino
Title: President and Chief Executive Officer

SNI ACQUISITION MERGER SUBSIDIARY II, INC.

By: /s/ Michael Rowles
Name: Michael Rowles
Title: Secretary

COMPANY:

SIGNATURES SNI, INC.

By: /s/ Dell Furano
Name:
Title:

SIGNATURES SNI, INC.

By: /s/ Myles B. Silton
Name: Myles B. Silton
Title: Secretary

COMPANY STOCKHOLDER:

FURANO REVOCABLE TRUST

By: /s Dell Furano
Name: Dell R. Furano
Title: Trustee

FURANO:

/s/ Dell Furano

DELL R. FURANO

EXHIBIT A

DEFINITIONS AND DEFINED TERMS

“AAA” has the meaning set forth in Section 11.3.

“Acquired Companies” means, collectively, the Company and the Acquired Subsidiaries.

“Acquired Subsidiaries” means each Subsidiary of the Company.

“Acquiror Documents” has the meaning set forth in Section 5.2.

“Actual Closing Balance Sheet” has the meaning set forth in Section 2.11(d)(i).

“Actual Working Capital” has the meaning set forth in Section 2.11(d)(i).

“Adjusted Cash Merger Consideration” has the meaning set forth in Section 2.11(d)(i).

“Adjusted Stock Consideration” has the meaning set forth in Section 2.11(d)(i).

“Adjusted Working Capital” has the meaning set forth in Section 2.11(b).

“Advances Indemnity” has the meaning set forth in Section 7.14(b).

“Affiliates” means, as to any Person, any other Person that, (i) holds 50% or more of the voting securities of such Person (provided, that, for purposes of Section 3.19, the percentage shall be 5%); (ii) directly or indirectly, controls, or is controlled by, or is under common control with, such Person; and (iii) with respect to an individual, any member of the immediate family of any such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement of Merger” has the meaning set forth in Section 2.1.

“Audit Losses” has the meaning set forth in Section 9.4(j).

“Audit Recoveries” has the meaning set forth in Section 9.4(j).

“Bad Accounts” has the meaning set forth in Section 7.14(b)(i).

“Balance Sheet” has the meaning set forth in Section 3.6(c).

“Balance Sheet Date” has the meaning set forth in Section 3.6(c).

“Business” means the existing business of the Acquired Companies, which includes the following: (A) music, concert and artist merchandising business, including, without limitation, concert, retail, licensing, direct to consumer, and online merchandising businesses and rights; (B) the “Online/Website Business” currently operated by Signatures, which includes the following businesses and rights: (1) official artist website business and all business activities that result from the operation of official artist’s websites (including the sale of music, videos, Fan Club Presale tickets, VIP/Fan Ticketing packages, ticket/merchandise packages, VIP/Fan parties and travel packages, sponsorship, advertising, link fees and affiliate fees and similar revenue), (2) online fan club business, (3) online store business, and (4) other ecommerce businesses, but not any separate, stand-alone ticketing operation. For avoidance of doubt, Fan Club Presale tickets, VIP/Fan Ticketing packages and ticket/merchandise packages are not separate, stand-alone ticketing operations.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by Law to close.

“Bylaws” has the meaning set forth in Section 2.5(b).

“Cash Merger Consideration” has the meaning set forth in Section 2.9(a).

“Certificates” has the meaning set forth in Section 2.8(b).

“Certificate of Incorporation” has the meaning set forth in Section 2.5(a).

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Claim” has the meaning set forth in Section 9.2(a).

“Class A Common Stock” has the meaning set forth in Section 3.4(a).

“Class B Common Stock” has the meaning set forth in Section 3.4(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Cash Merger Consideration” has the meaning set forth in Section 2.11(a).

“Closing Date Merger Consideration” has the meaning set forth in Section 2.9.

“Closing Date Stock Consideration” has the meaning set forth in Section 2.11(a).

“Code” has the meaning set forth in the recitals to this Agreement.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company, the Company Stockholder and Furano to Parent.

“Company Documents” has the meaning set forth in Section 3.2.

“Company Employee” has the meaning set forth in Section 3.14(a).

“Company Pension Plan” has the meaning set forth in Section 3.14(b).

“Company Stockholder” has the meaning set forth in the preamble to this Agreement.

“Company Stockholder Indemnified Party” has the meaning set forth in Section 9.1(b).

“Contracts” means all contracts, agreements, leases, licenses, notes, mortgages, binding arrangements and commitments, whether written or oral (and all amendments, side letters, modifications and supplements thereto).

“Controlled Group” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“CCC” means the California Corporations Code, as amended.

“Data Room” means that certain data room located at 2 Bryant Street, Suite 300,

San Francisco, California 94105.

“Deductible Amount” has the meaning set forth in Section 9.4(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“DOJ” has the meaning set forth in Section 7.3(b).

“Dollars” and $” means the lawful currency of the United States of America.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” has the meaning set forth in Section 3.14(a).

“Environmental Laws” means any Law relating to the protection of human health and safety, the environmental or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto, and any environmental directives of the European Union.

“Equity Equivalents” means “phantom stock” or other rights to participate in the revenues, profits, assets or equity (or the value thereof) of the Company.

“ERISA” has the meaning set forth in Section 3.14(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.11(a).

“Estimated Working Capital” has the meaning set forth in Section 2.11(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Cash Merger Consideration” has the meaning set forth in Section 2.11(b).

“Final Closing Balance Sheet” has the meaning set forth in Section 2.11(b).

“Final Closing Statement” has the meaning set forth in Section 2.11(b).

“Final Effective Date” has the meaning set forth in Section 10.1(b)(ii).

“Final Merger Consideration” has the meaning set forth in Section 2.11(b).

“Final Stock Consideration” has the meaning set forth in Section 2.11(b).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Firm” has the meaning set forth in Section 2.9(c).

“Fish Option Agreement” means that certain option granted to Rick Fish on February 7, 2002, as amended by that certain Acknowledgement of Adjustment of Stock Options dated October 30, 2007.

“FTC” has the meaning set forth in Section 7.3(b).

“Fundamental Matters” has the meaning set forth in Section 9.4(a).

“Furano” has the meaning set forth in the preamble to this Agreement.

“Furano Employment Agreement” has the meaning set forth in Section 8.2(f).

“GAAP” means generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

“Governmental Authority” means any European, federal, state, national, provincial, municipal or other governmental department, commission, board, bureau, agency, legislative or administrative body, instrumentality, or any court or tribunal, in each case whether of the United States, any of its possessions or territories, the European Union or any of its constituent countries, or any other nation.

“Guaranteed Advances” has the meaning set forth in Section 7.14(a).

“Hazardous Material” means any substance, material or waste (whether solids, liquids or gases) that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law or defined or listed by a Governmental Authority as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum including crude oil and any fractions thereof and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indebtedness” means all Liabilities, (a) (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, (3) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, or (4) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; and (b) all Liabilities of others of the kind described in the preceding clause (a) that a Person has guaranteed or provided credit support or that is otherwise its legal liability or that are secured by any assets or property of such Person.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Infringe” means infringe, misappropriate or otherwise violate.

“Intellectual Property” means, collectively, all United States and foreign intellectual property, including all (i) patents, patent applications and utility models, (ii) trademarks, trademark registrations and applications therefor, trade dress, trade names, service marks, service mark registrations and applications therefor, internet and world wide web urls or addresses, corporate names, brand names, logos and other source indicators and the goodwill of any business symbolized by any of the foregoing, (iii) copyrightable works, copyright registrations and applications therefor, including Software and website content, (iv) mask work rights, mask work registrations and applications therefor, (v) inventions, discoveries, techniques, developments, know-how, show-how, technology, trade secrets, and confidential or proprietary business information, and (vi) moral rights in any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee Agreements” means the existing employment contracts and non-compete agreements of the Company and the Acquired Subsidiaries with the employees set forth on Schedule 6.2(k)(iii).

“Knowledge of the Company” means the knowledge of Dell Furano, Carl Walter, Phil Cussen and Myles Silton, each of whom will be deemed to have knowledge of all such matters he would have discovered, had he made reasonable inquiry relating to the applicable matter.

“Law” means any federal, state, national, provincial, local or other law, rule of common law, statute, act, ordinance or other governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, claims, investigations, mediations or proceedings (public or private), whether for condemnation or otherwise, by or before a Governmental Authority or arbitrator.

“Liabilities” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses thereto.

“Lien” means any mortgages, liens, pledges, charges, security interests, lease, license, conditional sale agreement or other title retention agreement, option, right of way, easements or encumbrances of any kind.

“LN HoldCo” has the meaning set forth in Section 2.1.

“Losses” has the meaning set forth in Section 9.1(a).

“Material Adverse Effect” means, with respect to any entity or group of entities, a material adverse event, change, effect, development, condition or occurrence on or with respect to the assets, business, condition (financial or otherwise) or results of operations of such entity or group of entities taken as a whole. Notwithstanding the foregoing, none of the following events, changes, or circumstances singly or in the aggregate, shall be deemed to constitute a Material Adverse Effect: (i) any events affecting the United States economy in general or the economy of any foreign country in general in which the Company or any of the Acquired Subsidiaries operates (provided that such do not affect the operations or financial condition of the Company or any of the Acquired Subsidiaries in a disproportionate manner), (ii) events or matters which in general affect the industries in which the Company or any of the Acquired Subsidiaries operate, in Law or applicable regulations or the official interpretations thereof or in GAAP (provided that such do not affect the operations or financial condition of the Company or any of the Acquired Subsidiaries in a disproportionate manner) or (iii) to any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the United States.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Subsidiary” has the meaning set forth in the preamble to this Agreement.

“NDA” has the meaning set forth in Section 7.1.

“Objection Notice” has the meaning set forth in Section 2.11(c).

“Order” means any order, injunction, judgment, decree, consent decree, ruling, writ, assessment, settlement, stipulation, administrative order, compliance order or arbitration award of a Governmental Authority or arbitrator.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Common Stock” has the meaning set forth in Section 2.9(b).

“Parent Indemnified Party” has the meaning set forth in Section 9.1(a).

“Parent SEC Reports” has the meaning set forth in Section 5.8(a).

“Parent Stock Certificates” has the meaning set forth in Section 2.10(a).

“Permits” means all permits, licenses, variances, exemptions, orders, registrations, franchises, consents, waivers, notifications, certificates, qualifications and approvals and governmental authorizations.

“Permitted Exceptions” means (i) minor imperfections in title, restrictions, easements of record, rights of way and encumbrances on Owned Properties disclosed in policies of title insurance which have been delivered to Parent or made available to Parent and which are not material in amount or do not or are not reasonably likely to materially detract from the value of or materially impair the existing use of the property affected by such encumbrances or imperfections; (ii) liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor in accordance with GAAP; (iii) mechanics’, landlord’s, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) liens disclosed in the Financial Statements; (v) title of a lessor under a capital or operating lease; (v) any royalty payments payable in accordance with the provisions of the Material Contracts; and (vi) obligations arising under guild agreements, including residuals and adverse claims in favor of guilds, and (vii) liens that do not materially detract from or interfere with the use of the intended asset in question in the Ordinary Course of Business.

“Person” means any individual, corporation, partnership, limited liability Company, association, trust, unincorporated entity or other legal entity.

“Personal Property Leases” has the meaning set forth in Section 3.11.

“Pledge Agreement” has the meaning set forth in Section 7.14(e).

“Pre-Closing Tax Period” means a taxable period (i) ending as a result of the Merger on or before the Closing Date, (ii) ending prior to a period described in clause (i), or (iii) consisting of the portion of a Straddle Period described in Section 7.7(a)(i) or (ii).

“Preferred Stock” has the meaning set forth in Section 3.4(a).

“Purchase Price Adjustment” has the meaning set forth in Section 2.11(d)(ii).

“Real Property Lease” and “Real Property Leases” have the meanings set forth in Section 3.10.

“Recovery” has the meaning set forth in Section 7.14(c).

“Registered Intellectual Property” means all (i) patents, patent applications and utility models, (ii) trademark and service mark registrations and applications for registration, (iii) copyright registrations and applications for registration, and (iv) domain name registrations.

“Registration Rights Agreement” means the registration rights agreement pertaining to the resale of the shares of Parent Common Stock issued to the Company Stockholder pursuant to Section 2.9 as a portion of the Closing Date Merger Consideration.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Representatives” has the meaning set forth in Section 7.1.

“Required Working Capital” means $10,000,000.

“Resale Registration Statement” has the meaning set forth in Section 7.9.

“Restricted Business” has the meaning set forth in Section 7.12(a)(i).

“Rules” has the meaning set forth in Section 11.3.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities Act” has the meaning set forth in Section 7.9.

“Shares” has the meaning set forth in Section 3.4(a).

“Sister Subsidiary” has the meaning set forth in the preamble to this Agreement.

“Software” means computer software, compilations, code, databases, systems, networks and related documentation.

“Stock/Cash Adjustment Ratio” has the meaning set forth in Section 2.11(a).

“Stock Consideration” has the meaning set forth in Section 2.9(b).

“Stock Value” has the meaning set forth in Section 2.9(b).

“Stockholder Documents” has the meaning set forth in Section 4.2.

“Straddle Period” has the meaning set forth in Section 7.7(a).

“Straddle Period Tax” has the meaning set forth in Section 7.7(a).

“Subsidiary” means each Person with respect to which a party has the right to vote (directly or indirectly through one or more other Persons or otherwise) shares representing 50% or more of the votes eligible to be cast in the election of directors of such Person.

“Subsequent Merger” has the meaning set forth in Section 2.4(a).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments, social security charges and other governmental charges, duties and impositions, including taxes based upon or measured by gross receipts, income, profits, estimated sales, use and occupation, and goods and services, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

“Tax Return” means any report, return, information return, or other information (including any attachment thereto) required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated, combined or unitary group.

“Third Party Claim” has the meaning set forth in Section 9.2(b).

“Transfer” has the meaning set forth in Section 6.3.

“Working Capital” Working Capital shall be calculated in accordance with the procedures and sample calculation set forth on Exhibit G hereto.

“Working Capital Deficiency” has the meaning set forth in Section 2.11(a).

“Working Capital Overage” has the meaning set forth in Section 2.11(a).